Exhibit 99.2

PRO FORMA VALUATION REPORT
SECOND-STEP CONVERSION

HarborOne Bancorp, Inc. | Brockton, Massachusetts

PROPOSED HOLDING COMPANY FOR:
HarborOne Bank | Brockton, Massachusetts

Dated as of February 8, 2019

RP FINANCIAL, LC.
Advisory | Planning | Valuation

4250 North Fairfax Drive, Suite 600
Arlington, Virginia 22203
703.528.1700
rpfinancial.com

RP® FINANCIAL, LC. Advisory | Planning | Valuation

February 8, 2019

Board of Trustees

HarborOne Mutual Bancshares

Board of Directors
HarborOne Bancorp, Inc.
HarborOne Bank

770 Oak Street

Brockton, Massachusetts  02301

Members of the Boards of Trustees and Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks (the “Commissioner”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On March 5, 2019, the Board of Trustees of HarborOne Mutual Bancshares (the “MHC”) and the Board of Directors of HarborOne Bancorp, Inc. (“HONE”) and HarborOne Bank adopted a plan of conversion whereby the MHC will convert to stock form.  As a result of the conversion, HONE, which currently owns all of the issued and outstanding common stock of HarborOne Bank, Brockton, Massachusetts (the “Bank”), will be succeed by a Massachusetts corporation with the name of HarborOne Bancorp, Inc. (“HarborOne Bancorp” or the “Company”).  Following the conversion, the MHC will no longer exist.  For purposes of this document, the existing consolidated entity will hereinafter also be referred to as HarborOne Bancorp or the Company, unless otherwise identified as HONE.  As of December 31, 2018, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 53.07% of the common stock (the “MHC Shares”) of HONE.  The remaining 46.93% of HONE’s common stock is owned by public stockholders.

It is our understanding that HarborOne Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”) and Employees, Officers, Directors, Trustees and Corporators, as  such  terms  are  defined  for

Washington Headquarters
4250 North Fairfax Drive	Telephone: (703) 528-1700
Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22203	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

purposes of applicable federal regulatory requirements governing mutual-to-stock conversions.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering or firm commitment underwritten offering.  Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of HONE will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB, the FDIC, the Commissioner and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2014 through December 31, 2018, a review of various unaudited information and internal financial reports through December 31, 2018, and due diligence related discussions with the Company’s management; Wolf & Company, P.C., the Company’s independent auditor; Goodwin Proctor LLP, the Company’s conversion counsel and Sandler O’Neill & Partners, L.P., the Company’s marketing advisor in connection with the stock offering.  All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which HarborOne Bancorp operates and have assessed HarborOne Bancorp’s relative strengths and weaknesses.  We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on HarborOne Bancorp and the industry as a whole.  We have analyzed the potential effects of the stock conversion on HarborOne Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of HarborOne Bancorp.  We have analyzed the assets held by the MHC, which will be consolidated with HarborOne Bancorp’s assets and equity pursuant to the completion of the second-step conversion.  We have reviewed the economic and demographic characteristics of the Company’s primary market area.  We have compared HarborOne Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation

2

Guidelines, as well as all publicly-traded thrifts and thrift holding companies.  We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings.  We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on HarborOne Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by HarborOne Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by HarborOne Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of HarborOne Bancorp.  The valuation considers HarborOne Bancorp only as a going concern and should not be considered as an indication of HarborOne Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for HarborOnel Bancorp and for all thrifts and their holding companies.  Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of HarborOne Bancorp’s stock alone.  It is our understanding that there are no current plans for selling control of HarborOne Bancorp following completion of the second-step conversion.  To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which HarborOne Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity.  After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.01%.  Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 46.93% to 46.92% and the MHC’s ownership interest was increased from 53.07% to 53.08%.

Valuation Conclusion

It is our opinion that, as of February 8, 2019, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering — including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of HONE — was $508,686,450 at the midpoint, equal to 50,868,645 shares at $10.00 per share.  The resulting range of value and pro forma shares, all based on $10.00 per

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share, are as follows:  $432,383,490 or 43,238,349 shares at the minimum and $584,989,420 or 58,498,942 shares at the maximum.

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $270,000,000 equal to 27,000,000 shares at $10.00 per share.  The resulting offering range and offering shares, all based on $10.00 per share, are as follows:  $229,500,000 or 22,950,000 shares at the minimum and $310,500,000 or 31,050,000 shares at the maximum.

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company.  The Boards of Trustees of the MHC and the Board of Directors of, HONE and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated net assets into the Company).  The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal.  Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.5618 shares of the Company’s stock for every one share held by public shareholders.  Furthermore, based on the offering range of value, the indicated exchange ratio is 1.3276 at the minimum and 1.7961 at the maximum.  RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of HarborOne Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of HarborOne Bancorp as of December 31, 2018, the date of the financial data included in the prospectus.  The proposed exchange ratio to be received by the current public stockholders of HONE and the exchange of the public shares for newly issued shares of HarborOne  Bancorp’s common stock as a full public company was determined independently by the Board of Trustees of the MHC and the Board of Directors of HONE and the Bank.  RP

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Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of HarborOne Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to:  various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.  The valuation will also be updated at the completion of HarborOne Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

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TABLE OF CONTENTS
HARBORONE BANCORP, INC.
HARBORONE BANK
Brockton, Massachusetts

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.2
Strategic Overview		I.2
Balance Sheet Trends		I.5
Income and Expense Trends		I.9
Interest Rate Risk Management		I.12
Lending Activities and Strategy		I.13
Asset Quality		I.16
Funding Composition and Strategy		I.17
Subsidiaries		I.18
Legal Proceedings		I.18

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.4
Regional Economy		II.7
Unemployment Trends		II.9
Market Area Deposit Characteristics and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.13
Summary		III.16

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TABLE OF CONTENTS
HARBORONE BANCORP, INC.
HARBORONE BANK
Brockton, Massachusetts

(continued)

PAGE
DESCRIPTION		NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1.	Financial Condition	IV.3
2.	Profitability, Growth and Viability of Earnings	IV.4
3.	Asset Growth	IV.6
4.	Primary Market Area	IV.6
5.	Dividends	IV.8
6.	Liquidity of the Shares	IV.8
7.	Marketing of the Issue	IV.9
A.	The Public Market	IV.9
B.	The New Issue Market	IV.12
C.	The Acquisition Market	IV.13
D.	Trading in HarborOne Bancorp’s Stock	IV.15
8.	Management	IV.15
9.	Effect of Government Regulation and Regulatory Reform	IV.16
Summary of Adjustments		IV.16
Valuation Approaches		IV.16
1.	Price-to-Earnings (“P/E”)	IV.18
2.	Price-to-Book (“P/B”)	IV.19
3.	Price-to-Assets (“P/A”)	IV.21
Comparison to Recent Offerings		IV.21
Valuation Conclusion		IV.22
Establishment of the Exchange Ratio		IV.23

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LIST OF TABLES
HARBORONE BANCORP, INC.
HARBORONE BANK
Brockton, Massachusetts

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.10

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Boston and Providence Market Area Largest Employers	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.5	Market Area Deposit Competitors	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Public Market Pricing Versus Peer Group	IV.20

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I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

HarborOne Bank, or the “Bank”, is a Massachusetts chartered co-operative bank headquartered in Brockton, Massachusetts.  The Bank was established in 1917 as Brockton Credit Union and converted to a Massachusetts co-operative bank in 2013.  HarborOne Bank serves the Boston metropolitan area through 15 full service branch offices, one limited service branch, two commercial loan offices in Providence, Rhode Island and Boston, Massachusetts and a residential loan office in Westford, Massachusetts.  In connection with the recently completed acquisition of Coastway Bancorp, Inc. (“Coastway Bancorp”), which was completed on October 5, 2018, the Bank added nine full service branch offices in the greater Providence area of Rhode Island.  Additionally, through its wholly-owned subsidiary HarborOne Mortgage Company, LLC (“HarborOne Mortgage”), the Bank conducts mortgage banking operations through 34 offices in Massachusetts, Rhode Island, New Hampshire, New Jersey and Maine.  HarborOne Mortgage is also licensed to lend in five additional states.  A map of HarborOne Bank’s full serve branch office locations is provided in Exhibit I-1.  HarborOne Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”).

HarborOne Bancorp, Inc. (“HONE”) is the Massachusetts-chartered mid-tier holding company of the Bank.  HONE owns 100% of the outstanding common stock of the Bank.  Since being formed in 2016, HONE has been engaged primarily in the business of holding the common stock of the Bank.  HONE completed its initial public offering on June 30, 2016, pursuant to which it sold 14,454,396 shares or 45.0% of its outstanding common stock to the public and issued 17,281,034 shares or 53.8% of its common stock outstanding to HarborOne Mutual Bancshares (the “MHC”), the mutual holding company parent of HONE.  Additionally, HONE contributed $964,000 in cash and issued 385,450 shares of common stock or 1.2% of its common stock outstanding to The HarborOne Foundation (the “Foundation”).   The MHC and HONE are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “FRB”).  At December 31, 2018, HONE had total consolidated assets of $3.7 billion, deposits of $2.7 billion, equity of $357.6 million and tangible equity of $279.1 million or 7.64% of total assets.  HONE’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

I.1

Plan of Conversion

On March 5, 2019 the Board of Trustees of the MHC and the Board of Directors of HONE and HarborOne Bank adopted the plan of conversion, whereby the MHC will convert to stock form.  As a result of the conversion, HONE, which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by a Massachusetts corporation with the name of HarborOne Bancorp, Inc. (“HarborOne Bancorp” or the “Company”).  Following the conversion, the MHC will no longer exist.  For purposes of this document, the existing consolidated entity will also hereinafter be referred to as HarborOne Bancorp or the Company, unless otherwise identified as HONE.  As of December 31, 2018, the MHC had a majority ownership interest of 17,281,034 shares or 53.07% of HarborOne Bancorp’s common stock (the “MHC Shares”).  The remaining 15,282,451 shares or approximately 46.93% of HarborOne Bancorp’s common stock was owned by public shareholders.

It is our understanding that HarborOne Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), and to Employees, Officers, Trustees, Directors and Corporators.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering or a firm commitment underwritten offering.  Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of HONE will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Strategic Overview

HarborOne Bancorp maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base.  Historically, as a credit union, the Company’s lending activities were concentrated in the origination of 1-4 family permanent mortgage loans and consumer loans that emphasized the origination of indirect auto loans and leases.  Pursuant to its conversion to a co-operative bank, the Company embarked on a new strategic direction designed to build a full-service community banking franchise.  In connection with the implementation of a full service community banking

I.2

strategy, the Company invested in infrastructure and personnel to manage and facilitate growth strategies.  Most notably, in support of implementation of a diversified lending strategy, the Company built a team of commercial lenders experienced in developing full service commercial banking relationships in the local market.  Through implementation of these strategic initiatives, the Company has realized significant loan portfolio diversification primarily driven by growth of commercial real estate loans and, to a lesser extent, growth of commercial business loans and construction loans.  In connection with the implementation of a more diversified lending strategy, the Company has pursued a funding strategy emphasizing growth of lower cost core deposits.  Core deposit growth has been in part facilitated by growth of commercial lending relationships, pursuant to which the Company establishes full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.

Since converting to a co-operative bank charter, the Company has completed two major acquisitions in support of building a full-service, community banking franchise.  In July 2015, the Bank acquired Merrimack Mortgage Company, LLC, an independent residential mortgage company headquartered in Manchester, New Hampshire (“Merrimack Mortgage”).  In 2018, Merrimack Mortgage changed its name to HarborOne Mortgage.  While the acquisition of Merrimack Mortgage had a relatively small impact on the Bank’s balance sheet, it has had a significant impact on the Bank’s earnings with respect to increasing non-interest operating revenues and operating expenses.  Total non-interest income increased from $15.6 million during 2014 to $35.4 million during 2015 and equaled $49.2 million during 2018.  Operating expenses increased from $54.3 million during 2014 to $78.0 million during 2015 and equaled $120.1 million during 2018.  Non-interest operating income and operating expenses for 2018 include one quarter of Coastway Bancorp’s earnings.

In October 2018, the Company completed the acquisition of Coastway Bancorp and its wholly-owned subsidiary, Coastway Community Bank.  Through the acquisition of Coastway Bancorp, which was an $835.1 million institution based in Warwick, Rhode Island, the Company significantly increased its market presence in the greater Providence area of Rhode Island.

Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Mortgage-backed securities guaranteed by government sponsored enterprises (“GSEs”) constitute the largest portion of the Bank’s investment portfolio, with other investments

I.3

consisting of municipal bonds, U.S. Government and GSE obligations and Small Business Administration (“SBA”) asset-backed securities.

Deposits have consistently served as the primary funding source for the Company, with supplemental funding provided by utilization of borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk.  Additionally, the Company issued subordinated debt in August 2018 for purposes of increasing the Bank’s regulatory capital in connection with the Coastway Bancorp acquisition.  Core deposits, consisting of transaction and savings account deposits constitute the largest portion of the Company’s deposit base.  Other than the subordinated debt, borrowings currently held by the Company consist of short- and long-term FHLB advances.

HarborOne Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels.  The Company has experienced net interest margin expansion over the past five years, which has been largely attributable to asset growth driven by growth of higher yielding loans that has provided for a higher overall yield on interest-earning assets.    Comparatively, after the Company’s funding costs declined from 2014 through 2016, the increase in the Company’s funding costs during 2017 and 2018 was less than the increase in yield earned on interest-earning assets.

Non-interest operating income and operating expenses increased significantly as the result of the Company’s acquisition of Merrimack Mortgage and, given the largely off—balance sheet operations of Merrimack Mortgage, non-interest operating income and operating expenses also increased significantly as a percent of average assets.  Mortgage banking income, which is the largest source of non-interest operating income for the Company, has declined over the past two years due largely to a decline in refinance volume.

A key component of the Company’s business plan is to complete a second-step conversion offering.  The Company’s strengthened capital position will increase operating flexibility and facilitate implementation of planned growth strategies.  The Company’s strengthened capital position will also provide more of a cushion against potential credit quality related losses in future periods.  HarborOne Bancorp’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio.  The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets

I.4

funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in HarborOne Bancorp’s funding costs.  Notably, as a fully-converted institution, the Company’s stronger capital position and greater capacity to offer stock as consideration for an acquisition may facilitate increased opportunities to grow through acquisitions.  At this time, the Company has no specific plans for further expansion through additional acquisitions.

The projected uses of proceeds are highlighted below.

•                  HarborOne Bancorp, Inc.  The Company is expected to retain up to 50% of the net offering proceeds.  At present, funds at the Company level, net of the loan to the ESOP, are expected to be invested initially into liquid funds held as a deposit at HarborOne Bank.  Over time, the funds may be utilized for various corporate purposes, possibly including repurchases of common stock, the payment of cash dividends, infusing additional equity into the Bank and acquisitions.

•                  HarborOne Bank.  Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with HarborOne Bancorp’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five years.  Asset growth trends show assets trended higher throughout the five-year period, with total assets increasing from $2.0 billion at yearend 2014 to $3.7 billion at yearend 2018.  Asset growth was most significant during 2018, which was largely attributable to the acquisition of Coastway Bancorp.  Overall, the Company’s assets increased at a 15.65% annual rate from yearend 2014 through yearend 2018.  A summary of HarborOne Bancorp’s key operating ratios for the past five years is presented in Exhibit I-3.

Asset growth was mostly sustained by loan growth, which paralleled asset growth trends.  Commercial real estate loans and the loans acquired in the Coastway Bancorp acquisition were the primary sources of loan growth during the five-year period.  Overall, net loans receivable increased at an annual rate of 15.75% from yearend 2014 through yearend

I.5

Table 1.1

HarborOne Bancorp, Inc.

Historical Balance Sheet Data

											12/31/14-
											12/31/18
	At December 31,										Annual.
	2014		2015		2016		2017		2018		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$2,041,879	100.00%	$2,163,142	100.00%	$2,448,310	100.00%	$2,684,920	100.00%	$3,653,121	100.00%	15.65%
Cash and cash equivalents	52,983	2.59%	40,652	1.88%	50,215	2.05%	80,791	3.01%	105,521	2.89%	18.80%
Investment securities	206,399	10.11%	192,120	8.88%	184,346	7.53%	217,722	8.11%	253,981	6.95%	5.32%
Loans held for sale	3,525	0.17%	63,797	2.95%	86,443	3.53%	59,460	2.21%	42,107	1.15%	85.91%
Loans receivable, net	1,651,894	80.90%	1,729,388	79.95%	1,981,747	80.94%	2,176,478	81.06%	2,964,852	81.16%	15.75%
FHLB stock	18,631	0.91%	18,735	0.87%	15,749	0.64%	15,532	0.58%	24,969	0.68%	7.59%
Bank-owned life insurance	35,378	1.73%	38,333	1.77%	39,421	1.61%	40,446	1.51%	44,635	1.22%	5.98%
Goodwill and other intangible assets	3,324	0.16%	13,674	0.63%	13,585	0.55%	13,497	0.50%	78,467	2.15%	120.42%

Deposits	$1,500,115	73.47%	$1,691,212	78.18%	$1,804,753	73.71%	$2,013,738	75.00%	$2,685,061	73.50%	15.67%
Borrowings	329,602	16.14%	249,598	11.54%	275,119	11.24%	290,365	10.81%	553,735	15.16%	13.85%

Equity	$183,458	8.98%	$190,688	8.82%	$329,384	13.45%	$343,484	12.79%	$357,574	9.79%	18.16%
Tangible equity	180,134	8.82%	177,014	8.18%	315,799	12.90%	329,987	12.29%	279,107	7.64%	11.57%

Loans/Deposits		110.12%		102.26%		109.81%		108.08%		110.42%

Number of Full Service Offices		14		14		14		14		24

(1)  Ratios are as a percent of ending assets.

Sources:  HarborOne Bancorp’s prospectus, auditedfinancial statements, and RP Financial calculations.

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2018 and equaled 81.16% of assets at yearend 2018 versus 80.90% of assets at yearend 2014.  Net loans receivable at December 31, 2018 totaled $2.965 billion.

From yearend 2014 through yearend 2018, the Company’s loan portfolio composition shifted towards higher concentrations of commercial real estate, commercial business and construction loans.  Trends in the Company’s loan portfolio composition since yearend 2014 show that the concentration of 1-4 family mortgage loans comprising total loans decreased from 46.51% of total loans receivable at yearend 2014 to 31.63% of total loans receivable at yearend 2018.  Similarly, consumer loans decreased from 34.64% of total loans receivable at yearend 2014 to 16.49% of total loans receivable at yearend 2018.  Comparatively, from yearend 2014 through yearend 2018, commercial real estate loans (including multi-family loans) increased from 8.62% of total loans receivable to 31.35% of total loans receivable and commercial business loans increased from 2.87% of total loans receivable to 9.30% of total loans receivable.  Over the same time period, the relative concentrations of construction loans increased from 1.58% of total loans receivable to 5.92% of total loans and home equity loans and lines of credit decreased from 5.78% of total loans receivable to 5.31% of total loans receivable.  Additionally, loans held for sale, which currently consist of HarborOne Mortgage’s loan production, fluctuated from a low of $3.5 million or 0.17% of assets at yearend 2014 to a high of $86.4 million or 3.53% of assets at yearend 2016 and equaled $42.1 million or 1.15% of assets at yearend 2018.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting HarborOne Bancorp’s overall credit and interest rate risk objectives.  Since yearend 2014, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 10.22% of assets at yearend 2016 to a high of 13.61% of assets at yearend 2014 and equaled 10.52% of assets at yearend 2018.  Mortgage-backed securities totaling $151.7 million comprised the most significant component of the Company’s investment portfolio at December 31, 2018.  Other investments held by the Company at December 31, 2018 consisted of municipal bonds ($22.1 million), SBA asset-backed securities ($52.6 million) and U.S. Government and GSE obligations ($27.5 million).  As of December 31, 2018, investments maintained as held to maturity totaled $44.7 million and investments maintained as available-for sale totaled $209.3 million.  As of December 31, 2018, the available for sale investment portfolioand had a net unrealized loss of $3.0 million.  Exhibit I-4 provides historical detail of the Company’s investment portfolio.  As of

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December 31, 2018, the Company also held $105.5 million of cash and cash equivalents and $25.0 million of FHLB stock.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of certain officers of the Bank.  The purpose of the investment is to provide funding for employee benefit plans.  The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds.  As of December 31, 2018, the cash surrender value of the Company’s BOLI equaled $44.6 million.

Over the past five years, HarborOne Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows.  From yearend 2014 through yearend 2018, the Bank’s deposits increased at a 15.67% annual rate.  Deposits trended higher throughout the five-year period, with the most significant deposit growth recorded in 2018 which was primarily related to the acquisition of Coastway Bancorp.  Deposit growth trends in recent years reflect that deposit growth primarily consisted of certificates of deposit (“CDs”).   Transaction and savings account deposits comprised 68.00%% of average total deposits during 2018, versus 73.55% of average total deposits during 2016.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk.  From year-end 2014 through yearend 2018, borrowings increased at an annual rate of 13.85%.  Overall, borrowings increased from $329.6 million or 16.14% of assets at yearend 2014 to $553.7 million or 15.16% of assets at yearend 2018.  Most of the increase in the Company’s borrowings occurred during 2018, as the Company assumed $276.8 million of short-term FHLB borrowings in the acquisition of Coastway Bancorp and issued $35.0 million of subordinated debt for purposes of increasing regulatory capital.  Except for the subordinated debt, all of the Company’s borrowings consist of FHLB advances.

The Company’s equity increased at an 18.16% annual rate from yearend 2014 through yearend 2018, with most of the growth occurring in 2016 in connection with the capital raised in the Company’s first-step public stock offering.  Slightly strong capital growth relative to asset growth provided for an increase in the Company’s equity-to-assets ratio from 8.98% at yearend 2014 to 9.79% at yearend 2018.  Comparatively, as the result of the goodwill and intangibles created primarily from the Merrimack Mortgage and Coastway Bancorp acquisitions, the Company’s tangible equity-to-assets ratio decreased from 8.82% at yearend 2014 to 7.64% at yearend 2018.  Goodwill and other intangibles totaled $78.5 million or 2.15% of assets at

I.8

December 31, 2018.  The Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2018.  The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities.  At the same time, the significant increase in HarborOne Bancorp’s pro forma capital position will initially depress its ROE.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years.  The Company’s reported earnings over the past five years ranged from a low of $2.6 million or 0.13% of average assets in 2014 to a high of $11.4 million or 0.39% of average assets in 2018.  Net interest income and operating expenses represent the primary components of the Company’s earnings, while non-operating income is also a fairly significant contributor to the Company’s earnings largely due to revenues generated by HarborOne Mortgage.  Loan loss provisions have had a varied impact on the Company’s earnings over the past five years, while non-operating gains and losses have generally been a limited factor in the Company’s earnings over the past five years.

Over the past five years, the Company’s net interest income to average assets ratio ranged from a low of 2.28% during 2014 to a high of 3.04% during 2018.  The upward trend in the Company’s net interest income ratio since 2014 has been primarily due to an increase in the interest income ratio.  Notably, asset growth during the period was driven by loan growth, which consisted mostly of higher yielding types of loans such as commercial real estate loans and commercial business loans.  Comparatively, the Company’s funding costs over the five-year period have been relatively stable and the significant increase in capital realized from the first-step offering completed in 2016 served to reduce the level of interest-bearing liabilities funding assets.  Overall, during the past five years, the Company’s interest rate spread increased from a low of 2.26% during 2014 to a high of 2.99% during 2018.  The Company’s net interest rate spreads and yields and costs for the past five years are set forth in Exhibit I-3 and Exhibit I-5.

With the acquisition of Merrimack Mortgage in July 2015, non-interest operating income became a significantly larger contributor to the Company’s earnings.  Most notably, mortgage banking income increased from $1.9 million during 2014 to $20.2 million during 2015 and to $51.0 million in 2016.  However, during the past two years mortgage banking revenues have declined and equaled $30.6 million during 2018.  The decrease in mortgage banking income

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Table 1.2

HarborOne Bancorp, Inc.

Historical Income Statements

	For the Year Ended December 31,
	2014		2015		2016		2017		2018
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$61,079	3.08%	$66,800	3.15%	$74,756	3.28%	$90,284	3.50%	$115,708	3.96%
Interest expense	(15,878)	-0.80%	(14,575)	-0.69%	(13,761)	-0.60%	(15,936)	-0.62%	(26,778)	-0.92%
Net interest income	$45,201	2.28%	$52,225	2.46%	$60,995	2.68%	$74,348	2.88%	$88,930	3.04%
Provision for loan losses	(2,589)	-0.13%	(1,257)	-0.06%	(4,172)	-0.18%	(2,416)	-0.09%	(3,828)	-0.13%
Net interest income after provisions	$42,612	2.15%	$50,968	2.40%	$56,823	2.49%	$71,932	2.79%	$85,102	2.91%

Mortgage banking income/Gain on sale of loans	$1,912	0.10%	$20,230	0.95%	$50,999	2.24%	$37,195	1.44%	$30,609	1.05%
Other non-interest operating income	13,215	0.67%	14,848	0.70%	15,821	0.69%	17,339	0.67%	18,584	0.64%
Operating expense	(54,302)	-2.73%	(78,014)	-3.68%	(114,698)	-5.03%	(109,414)	-4.24%	(115,001)	-3.93%
Net operating income	$3,437	0.17%	$8,032	0.38%	$8,945	0.39%	$17,052	0.66%	$19,294	0.66%

Non-Operating Income/(Losses)
Gain (loss) on sale and call of securities, net	$483	0.02%	$295	0.01%	$283	0.01%	$0	0.00%	$5	0.00%
Merger expenses	0	0.00%	0	0.00%	0	0.00%	0	0.00%	(5,092)	-0.17%
Net non-operating income(losses)	$483	0.02%	$295	0.01%	$283	0.01%	$0	0.00%	$(5,087)	-0.17%

Net income before tax	$3,920	0.20%	$8,327	0.39%	$9,228	0.40%	$17,052	0.66%	$14,207	0.49%
Income tax provision	(1,350)	-0.07%	(2,559)	-0.12%	(3,297)	-0.14%	(6,673)	-0.26%	(2,813)	-0.10%
Net income (loss)	$2,570	0.13%	$5,768	0.27%	$5,931	0.26%	$10,379	0.40%	$11,394	0.39%

Adjusted Earnings
Net income	$2,570	0.13%	$5,768	0.27%	$5,931	0.26%	$10,379	0.40%	$11,394	0.39%
Add(Deduct): Non-operating income	(483)	-0.02%	(295)	-0.01%	(283)	-0.01%	0	0.00%	5,087	0.17%
Tax effect (2)	193	0.01%	118	0.01%	113	0.00%	0	0.00%	(1,373)	-0.05%
Adjusted earnings	$2,280	0.11%	$5,591	0.26%	$5,761	0.25%	$10,379	0.40%	$15,108	0.52%

Expense Coverage Ratio (3)	0.84x		0.67x		0.53x		0.68x		0.77x
Efficiency Ratio (4)	89.51%		89.54%		89.66%		84.97%		83.09%

(1)   Ratios are as a percent of average assets.

(2)   Assumes a 40.0% effective tax rate for 2014 through 2017 and a 27.0% effective tax rate for 2018.

(3)   Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)   Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources:  HarborOne Bancorp’s prospectus, audited financial statements and RP Financial calculations.

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has been largely due to a decrease in gains on the sale of mortgage loans, as the result of a decline in residential mortgage originations.  Other than mortgage banking income, deposit account fees constitute the other major component of the Company’s non-interest operating income.  Throughout the period shown in Table 1.2, non-interest operating income ranged from a low of $15.1 million or 0.77% of average assets during 2014 to a high of $66.8 million or 2.93% of average assets during 2016.  For 2018, non-interest operating income amounted to $49.2 million or 1.69% of average assets.  Mortgage banking income accounted for 62.2% of the Company’s non-interest operating income during 2018.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of $54.3 million or 2.73% of average assets during 2014 to a high of $115.0 million or 3.93% of average assets during 2018.  Consistent with the sharp increase in the Company’s non-interest operating revenues realized in connection with the acquisition of Merrimack Mortgage, the increase in the Company’s operating expenses since 2014 has been mostly related to the operations of HarborOne Mortgage.  After declining in 2017, the increase in operating expenses reported for 2018 includes operating expenses added in connection with the acquisition of Coastway Bancorp, which was completed on October 5th.

Overall, during the past five years, the Company’s expense coverage ratios (net interest income divided by operating expenses) ranged from a low of 0.53x during 2016 to a high of 0.84x during 2014 and equaled 0.77x during 2018.  The decrease in the expense coverage ratio since 2014 was largely due to the acquisition of Merrimack Mortgage, which significantly increased the Company’s operating expenses and had a minimal impact on the Company’s net interest income.  Comparatively, the Company’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) ranged from a high of 89.66% during 2016 to a low of 83.09% during 2018.

During the period covered in Table 1.2, the amount of loan loss provisions established ranged from a low of $1.3 million or 0.06% of average assets during 2015 to a high of $4.2 million or 0.18% of average assets during 2016.  For 2018, the Company recorded $3.8 million of loan loss provisions or 0.13% of average assets.  Loan loss provisions established during the past five years have been largely related to loan growth, as the balance of non-performing loans has trended lower since yearend 2014.  As of December 31, 2018 the Company maintained loan loss allowances of $20.7 million, equal to 0.69% of total loans receivable and 116.62% of

I.11

non-performing loans.  Exhibit I-6 sets forth the Company’s loan loss allowance activity for the past five years.

Non-operating gains from the sale of investment securities  have had a limited impact on the Company’s earnings during the period covered in Table 1.2, ranging from a high of $483,000 or 0.02% of average assets during 2014 to a low of no gains reported during 2017.  For 2018, the Company reported $5,000 of gains on the sale of investment securities.  Also, in 2018, the Company recorded non-recurring merger expenses of $5.1 million or 0.17% of average assets in connection with the acquisition of Coastway Bancorp.

The Company’s effective tax rate ranged from a low of 19.80% in 2018 to a high of 39.13% in 2017.  As set forth in the prospectus, the Company’s effective marginal tax rate is 27.0%.

Interest Rate Risk Management

The Company’s model simulation analysis measures interest rate risk in two ways: 1) the change in net interest income and earnings caused by a change in interest rates; and 2) the change in market value of portfolio equity caused by changes in the values of assets and liabilities, which fluctuate due to changes in interest rates.  The market value of portfolio equity, also referred to as the economic value of equity (“EVE”), is defined as the present value of expected cash flows from existing assets, minus the present value of expected cash flows from existing liabilities.  As shown in Exhibit I-7, the primary interest rate risk exposure measurement applied to the entire balance sheet is the effect on net interest income of a change in market interest rates of plus 300 basis points or minus 100 basis points over a one year time horizon, and the effect on EVE of a change in market interest rates of plus 300 basis points or minus 100 basis points for all projected future cash flows.  As of December 31, 2018, based on a 300 basis point increase in interest rates, the Company’s economic value of equity would decrease by 6.5% and net interest income would decrease by 1.4% in year one, which are within the Company’s policy guidelines.  Comparatively, as of December 31, 2018, based on a 100 basis point decrease in interest rates, the Company’s EVE would decrease by 6.3% and net interest income would decrease by 1.2% in year one, which are within the Company’s policy guidelines.

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities.  The Company manages interest rate risk from the asset side of the balance

I.12

sheet through investing in investment securities with adjustable interest rates, emphasizing origination of adjustable rate and shorter term fixed rate loans for retention in the Company’s loan portfolio and selling origination of longer term fixed rate 1-4 family permanent mortgage loans in the secondary market.  The Company also hedges a portion of its fixed rate commercial business loan portfolio with interest rate swap contracts.  As of December 31, 2018, of the Company’s total loans due after December 31, 2018, ARM loans comprised 37.99%% of  total loans receivable (see Exhibit I-8).  On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts and utilizing fixed rate FHLB advances to fund commercial real estate loan growth.  Transaction and savings accounts comprised 68.00% of the Company’s average total deposits during 2018.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Historically, HarborOne Bancorp’s lending activities have been concentrated in 1-4 family permanent mortgage loans and indirect auto loans and leases.  However, pursuant to the Company’s strategic plan of implementing a more diversified lending strategy that has emphasized commercial real estate loans and commercial business loans as the primary areas of targeted loan growth, commercial loans currently comprise the largest concentration of the loan portfolio with commercial real estate loans accounting for the largest segment of the commercial loan portfolio.  Other areas of lending diversification for the Company include construction loans, home equity loans and lines of credit and other consumer loans.  The origination of 1-4 family permanent mortgage loans is expected to remain a highly active area of lending for the Company, particularly with respect to loan production generated through HarborOne Mortgage.  However, growth of the 1-4 family loan portfolio will be constrained by the sale of most originations of longer term, fixed rate 1-4 family permanent mortgage loans.  Exhibit I-9 provides historical detail of HarborOne Bancorp’s loan portfolio composition for the past five years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2018.

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Commercial Real Estate Loans.  The commercial real estate loan portfolio consists of loans which are collateralized by properties in the Company’s regional lending area.  HarborOne Bank originates commercial real estate loans up to a maximum LTV ratio of 80% and requires a minimum debt-coverage ratio of 1.25 times.  The Company supplements originations of commercial real estate loans with purchases of loan participations, which are secured by properties in the Company’s regional lending area and are subject to the Company’s underwriting standards for commercial real estate loans.  HarborOne Bancorp also sells participation interests in commercial real estate loans to local financial institutions, primarily the portion that exceeds the Company’s policy lending limit.  Commercial real estate loans are originated as either fixed rate or adjustable rate loans with for terms of up to 25 years.  Fixed rate loans are generally offered with a shorter term balloon provision.  Adjustable rate commercial estate loans typically adjust every three, five or seven years and are indexed to the corresponding FHLB Classic Advance borrowing rate.  Properties securing the commercial real estate loan portfolio include office buildings, apartments, retail development, manufacturing facilities, warehouse distribution facilities, hotels and restaurants.  The Company’s four largest commercial real estate loans at December 31, 2018 ranged from $14.0 million to $16.0 million and all of those loans were performing in accordance with their original terms at December 31, 2018.  As of December 31, 2018, the Company’s outstanding balance of commercial real estate loans totaled $934.4 million equal to 31.35% of total loans receivable.

Commercial Business Loans.    The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area.  Expansion of commercial business lending activities has been an area of targeted loan growth for the Company, pursuant to which the Company is building full service banking relationships through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.  Commercial business loans offered by the Bank consist of floating lines of credit indexed to LIBOR or The Wall Street Journal prime rate and fixed rate term loans are based on a corresponding FHLB rate, plus a margin.  The commercial business loan portfolio consists substantially of loans secured by business assets such as accounts receivable, inventory and equipment.  The Company’s four largest commercial business loans at December 31, 2018 ranged from $5.5 million to $11.1 million and all of those loans were performing in accordance with their original terms at December 31, 2018.  As of December 31, 2018, the Company’s outstanding balance of commercial business loans equaled $277.3 million or 9.30% of total loans receivable.

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Construction Loans.  Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences and commercial/multi-family properties.  The Bank’s 1-4 family construction lending activities consist of originations to  professional developers, contractors and builders, and, to a lesser extent, to individuals.  Construction loans for commercial development include industrial buildings, retail and office buildings and speculative residential real estate.  Construction loans are generally offered as fixed rate interest only loans during the construction period, which is usually 12-36 months, and are originated up to a maximum LTV ratio of 80% of the appraised value of the completed property.  At December 31, 2018, the Company’s largest construction loan relationship was $14.5 million and was secured by a first mortgage to develop an apartment building.  This loan was performing according to its original terms at December 31, 2018.  As of December 31, 2018, the Company’s outstanding balance of construction loans equaled $176.3 million or 5.92% of total loans receivable and consisted of $161.7 million of commercial construction loans and $14.7 million or residential construction loans.

1-4 Family Residential Loans.  HarborOne Bancorp offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans.  Loans are generally underwritten to secondary market guidelines, as the Company’s current philosophy has been to sell most originations of conforming 1-4 family fixed rate loans with terms of 15 years or more.  The majority of loans are currently sold on a servicing released basis.  ARM loans offered by the Bank have initial repricing terms of three to seven years and then reprice annually for the balance of the loan term.  ARM loans are indexed to the 1-year Treasury rate or LIBOR.  As of December 31, 2018, the Company’s outstanding balance of 1-4 family loans equaled $942.7 million or 31.63% of total loans receivable.

Home Equity Loans and Lines of Credit.  The Bank’s 1-4 family lending activities include home equity loans and lines of credit.  Home equity loans are originated as fixed rate loans with amortization terms up 15 years.  Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to a ten year draw period followed by a repayment term between five and twenty years.  The Company will originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 80%, inclusive of other liens on the property.  As of December 31, 2018, the Company’s outstanding balance of home equity loans and lines of credit totaled $158.1 million or 5.31% of total loans receivable.

I.15

Consumer Loans.  Historically, the Company’s consumer lending activities were concentrated in indirect auto loans and leases, but currently are limited to funding indirect auto lease loans for new and used vehicles through the Company’s relationship with Credit Union Leasing of America (“CULA”).  The balance of the consumer loan portfolio consists primarily of small balances of  unsecured lines of credit and personal loans.  As of December 31, 2018, the consumer loan portfolio totaled $491.4 million or 16.49% of total loans receivable and consisted of $478.9 million of auto loans and leases and $12.6 million of other consumer loans.

Loan Originations, Purchases, and Sales.  Exhibit I-11 provides a summary of the Company’s lending activities over the past three years.  Total loans originated ranged from a high of $2.2 billion during 2016 to a low of $1.5 billion during 2018.  The decrease in loans originated since 2016 was primarily due to decreased originations of 1-4 family permanent mortgage loans.  Originations of 1-4 family permanent mortgage loans decreased from $1.6 billion during 2016 to $936.3 million during 2018.  Similarly, loan sales of 1-4 family permanent mortgage loans decreased from $1.5 billion during 2016 to $943.5 million during 2018.  2018 originations of construction loans and consumer loans decreased as well compared to 2016 originations, while 2018 originations of commercial real estate loans, commercial business loans and home equity loans and lines of credit were higher compared to 2016 originations.  Loans purchased by the Company ranged from a low of $73.6 million during 2017 to a high of $804.9 million during 2018, which includes the loans acquired from Coastway Bancorp.  Total loans sold ranged from a low of $977.4 million during 2018 to a high of $1.5 billion during 2016.  Total principal repayments ranged from a low of $354.0 million during 2017 to a high of $432.9 million during 2018.  Net loan growth was recorded during each of the past three years.  Overall, net loans receivable increased from $2.0 billion at yearend 2016 to $3.0 billion at yearend 2018.

Asset Quality

Historically, the Company’s lending emphasis on lending in local and familiar markets generally supported maintenance of relatively favorable credit quality measures.  However, following the national recession and bursting of the housing bubble in 2008, the Company experienced elevated levels of problems assets.  As the Company’s lending markets recovered from the downturn, the Company has experienced improving credit quality trends.  Over the past five years, HarborOne Bancorp’s balance of non-performing assets declined from a high of $38.2 million or 1.87% of assets at yearend 2014 to a low of $18.5 million or 0.51% of assets at yearend 2018.  As shown in Exhibit I-12, non-performing assets at December 31, 2018

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consisted of $17.7 million of non-accruing loans and $749,000 of other real estate owned and other repossessed assets.  Non-accruing loans held by the Company at December 31, 2108 were concentrated in 1-4 family permanent mortgage loans ($12.1 million).  The Company also held $17.9 million of performing troubled debt restructurings at December 31, 2018.

To track the Company’s asset quality and the adequacy of valuation allowances, HarborOne Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Classified assets are reviewed monthly by senior management and the Board.  The loan portfolio is also reviewed by an independent third party.  Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.  As of December 31 2018, the Company maintained loan loss allowances of $20.7 million, equal to 0.69% of total loans receivable and 116.62% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at December 31, 2018 deposits accounted for 82.90% of HarborOne Bancorp’s combined balance of deposits and borrowings.  Exhibit I-13 sets forth the Bank’s deposit composition for the past three years.  Transaction and savings account deposits comprised 68.00% of average total deposits during 2018, as compared to 73.55% of average total deposits during 2016  The decrease in the concentration of core deposits comprising total deposits since 2016 was due to a comparatively stronger rate of CD growth relative to the rate of core deposit growth.  Money market deposits comprised the largest concentration of the Company’s core deposits during 2018, averaging $704.9 million or 46.41% of average core deposits during 2018.

The balance of the Company’s deposits consists of CDs, which equaled 32.00% of average total deposits during 2018 compared to 26.45% of average total deposits during 2016.    Exhibit I-14 sets forth the maturity schedule of the Company’s CDs, which shows that as of December 31, 2018 72.66% of the CDs were scheduled to mature in less than one year.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk.  Borrowings totaled $553.7 million at December 31, 2018 and consisted entirely of FHLB advances with the exception of $33.8 million of subordinated debt.  At December 31, 2018, the FHLB borrowings had a weighted average rate of 2.37%.

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On August 30, 2018, the Company issued $35.0 million in fixed-to-floating rate subordinated debt due 2028 for purposes of increasing regulatory capital.  The subordinated debt bears an annual fixed rate of 5.625% until September 1, 2023 at which time the interest rate resets quarterly to an annual interest rate equal to the three-month LIBOR plus 278 basis points.  The subordinated debt is carried on the balance sheet net of issuance costs of $1.1 million, which are being amortized over the period to maturity date.  Exhibit I-15 provides further detail of the Company’s FHLB borrowing activities during the past three years.

Subsidiaries

HarborOne Bank is a wholly owned subsidiary of HarborOne Bancorp.  HarborOne Bancorp also owns all of the common stock of Legion Parkway Company LLC, a Massachusetts limited liability company formed in 2016 to engage in buying, selling and holding securities.  In addition to HarborOne Mortgage, HarborOne Bank has three wholly-owned subsidiaries, HarborOne Security Corporation, LLC and Oak Street Security Corporation, LLC, each a Massachusetts limited liability company, that are each engaged in buying, selling, dealing in and holding securities, and Rhode Island Passive Investment Corp., a Rhode Island passive investment corporation.

Legal Proceedings

The Company is involved in routine legal proceedings in the ordinary course of business.  Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the Company’s financial condition, results of operations and cash flows.

I.18

II. MARKET AREA

Introduction

HarborOne Bancorp is headquartered in Brockton, Massachusetts and currently serves the Boston metropolitan area through 15 full-service banking offices and one limited service office.  With the acquisition of Coastway, the Company added nine full-service branches in the Providence metropolitan area.  The branches are located in the Massachusetts counties of Plymouth (seven offices including the main office), Bristol (five offices) and Norfolk (two offices) and the Rhode Island counties of Providence (six offices) and Kent (thee offices).  The Bank also maintains a commercial loan office in Providence, Rhode Island.  Details regarding the Company’s office properties are set forth in Exhibit II-1.

With operations in major metropolitan areas, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Bank in terms of deposits, loans, scope of operations, and number of branches.  These institutions also have greater resources at their disposal than the Company.  The Boston and Providence MSAs have highly developed economies, with a relatively high concentration of skilled workers who are employed in a number of different industry clusters including healthcare, financial services and technology.

Future growth opportunities for HarborOne Bancorp depend on the future growth and stability of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment.  These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends.  In assessing national economic trends over the past few quarters, The July 2018 unemployment rate fell to 3.9%, with the U.S. economy adding 157,000 jobs in July which was less than expected.  Manufacturing and service sector activity for July expanded at slower rates, with respective readings of 58.1 and 55.7.  July retail sales showed a healthy 0.5% increase, while July U.S. housing starts increased 0.9%.  Comparatively, July

II.1

sales of existing and new homes declined by 0.7% and 1.7%, respectively.  The pace of manufacturing activity for August accelerated to a 14-year high, with an index reading of 61.3.  Similarly, August service sector expanded at a higher rate, based on an index reading of 58.5.  The U.S. economy added 201,000 jobs in August, which was more than expected, and the August unemployment rate held steady at 3.9%.  Existing home sales for August were unchanged from the prior month, while new home sales bounced back in August increasing 3.5% compared to July.  Manufacturing activity for September expanded at a slower rate with an index reading of 59.8, while September service sector activity accelerated to a 10-year high index reading of 61.6.  The September unemployment rate for the U.S. fell to a new generational low of 3.7%, which was the lowest unemployment rate since December 1969.  The U.S. economy added 134,000 jobs during September.  However, notwithstanding the robust economic data, the housing market continued to languish.  September existing home sales declined 3.4%, while September new home sales declined 5.5% and stood at their lowest level in nearly two years.  Third quarter GDP increased at an annual rate of 3.5% (subsequently revised to 3.4%), which exceeded expectations.

Manufacturing and service sector activity for October 2018 expanded at slower rates, with respective readings of 57.7 and 60.3.  U.S. employers added 250,000 jobs in October and the October unemployment rate held steady at 3.7%.  October retail sales increased 0.8% and, after six straight months of declines, existing home sales for October increased 1.4%.  Comparatively, new home sales for October fell 8.9% and October pending home sales declined by 2.6%.  November manufacturing activity accelerated to an index reading of 59.3, while service sector activity for November increased to an index reading of 60.7.  The U.S. economy added 155,000 jobs in November, while the November unemployment rate held steady at 3.7%.  November existing and new home sales increased by1.9% and 16.9%, respectively.  Manufacturing activity slowed in December to a reading of 54.1, which was the largest one month drop since the end of 2008.  Service sector activity for December edged lower to an index reading of 58.0.  The U.S. economy added 312,000 jobs in December, which beat economists’ expectations.  The December unemployment rate edged up to 3.9%, as more people entered the labor force.  Existing home sales for December fell 6.4%, which was the weakest level since 2015.  For all of 2018, existing home sales were the lowest report in three years.

The U.S. economy added 304,000 jobs in January 2019, which exceeded expectations, and the January unemployment rate increased to 4.0% as more people entered the labor force.

II.2

Manufacturing activity accelerated in January with an index reading of 56.6, while service activity declined for a second consecutive month with an index reading of 56.7.

In terms of interest rates trends over the past few quarters, the 10-year Treasury yield stabilized around 2.85% during the first half of July 2018, with June consumer price data showing U.S. inflation hitting its highest rate in more than six years.  In late-July, Treasury yields surged higher as investors dumped government bonds in favor of stocks amid strong second quarter earnings results and signs of U.S. economic growth accelerating.  The Federal Reserve concluded its early-August policy meeting keeping its target interest rate unchanged as expected and gave an upbeat assessment of the economy, suggesting another rate increase was likely at its next meeting. The outcome of the Federal Reserve meeting and news of rising federal budget deficits helped to push the 10-year Treasury yield up to 3.0% following the Federal Reserve meeting.  For the balance of August, the 10-year Treasury yield edged down to slightly below 3.0%.  The favorable employment report for August helped to push the 10-year Treasury yield back above 3.0% in mid-September, as the benchmark rate approached a seven-year high.  Long-term Treasury yields stabilized through the end of September, as the Federal Reserve concluded its late-September policy meeting voting to lift interest rates by another quarter point and signaled they would continue to implement a path of gradual rate hikes.

Long-term Treasury yields hit fresh highs in early-October 2018, as robust economic data and an easing of trade tensions across North America sparked fresh optimism about the global growth outlook.  After climbing up to 3.23% with the release of the September employment report, the 10-year Treasury yield edged lower through the end of October and then bounced higher in early-November.  The October employment report, which showed that U.S. wages grew at the fastest rate since April 2009, was the primary catalyst that drove Treasury yields higher.  The Federal Reserve held rates steady at its early-November policy meeting and suggested another rate increase was likely by the end of the year.  Following the Federal Reserve meeting, long-term Treasury yields drifted lower into late-November.  The downward trend in long-term Treasury yields continued into December, as doubts over the U.S.-China trade truce renewed concerns about the pace of economic growth.  Treasury yields further declined after the Federal Reserve’s mid-December policy meeting concluded with a 0.25% rate increase to its target rate to a range between 2.25% and 2.5%, as investors gravitated toward safe-haven investments in the closing weeks of 2018 amid significant volatility in the stock market.

II.3

Long-term Treasury yields continued to edge lower at the start of 2019, as an index reading for manufacturing activity in December posted its largest one month decline since the end of 2008.  Stronger-than-expected job growth reported for December served to reverse the downward trend in long-term Treasury yields at the end of the first week of 2019, which was followed by interest rates stabilizing through late-January.  Long-term Treasury yields edged lower at the end of January after the Federal Reserve concluded its policy meeting electing to hold their benchmark rate steady and indicated that it was done raising rates for now.  As of February 8, 2019, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 2.54% and 2.63%, respectively, versus comparable year ago yields of 1.91% and 2.85%.  Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in January 2019, GDP growth was projected to decrease to 2.2% in 2019.  The unemployment rate was forecasted to equal 3.6% in June 2019 and in December 2019.  An average of 157,000 jobs were projected to be added per month during 2019.  On average, the economists forecasted an increase in the federal funds rate to 2.59% in June 2019 and to 2.75% in December 2019.  On average, the economists forecasted that the 10-year Treasury yield would increase to 2.96% in June 2019 and increase to 3.10% by the end of 2019.  The surveyed economists also forecasted home prices would rise 3.8% in 2019 and housing starts were forecasted to increase slightly in 2019.

The January 2019 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2019 existing home sales to increase by 3.4% from 2018 sales and new home sales were forecasted to increase by 3.8% in 2019 from sales in 2018.  The 2019 median sale prices for new and existing homes were forecasted to increase by 2.6% and 4.9%, respectively.  Total mortgage production was forecasted to decline in 2019 to $1.613 trillion, compared to $1.643 trillion in 2018.  The forecasted decrease in 2019 originations was based on a 4.0% increase in purchase volume and a 16.8% decrease in refinancing volume.  Purchase mortgage originations were forecasted to total $1.232 trillion in 2019, versus refinancing volume totaling $381 billion.  Housing starts for 2019 were projected to increase by 2.0% to total 1.285 million.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the

II.4

health of the market area served by HarborOne Bank.  Demographic data for Bristol, Norfolk, Plymouth, Providence and Kent Counties, as well as for Massachusetts and Rhode Island, and the U.S., is provided in Table 2.1.

Population and household data indicate that the market area served by the Company’s branches is a mix of urban and suburban markets.  Norfolk County is the most populous county in the Company’s market area with a total population of 705,000, while Kent County has the smallest population with a total population of 164,000.  For the 2014 to 2019 period, Plymouth County recorded the strongest population growth with an annual growth rate of 0.7%.  Comparatively, Kent County recorded no change in population over the past five years.  Five year annual population growth rates for the U.S., Massachusetts and Rhode Island equaled 0.7%, 0.6% and 0.3%, respectively.

Household growth rates for the primary market area counties paralleled population growth trends, with Plymouth County and Kent County displaying the highest and lowest household growth rate for the past five years.  Over the next five years, population and household growth rates for the primary area counties are generally projected to be relatively consistent with recent historical trends.

Income measures show that the counties of Norfolk and Plymouth are relatively affluent markets, with household and per capita income measures that were well above the comparable U.S. measures.  Household and per capita income measures for Bristol and Kent Counties also exceeded the U.S. measures, while Providence County’s household and per capita income were lower than the U.S. measures.  Over the next five years, median household income annual growth rates ranged from a low of 0.9% for Kent County to a high of 2.6% for Bristol County compared to 1.7% for the U.S, 2.2% for Massachusetts and 1.4% for Rhode Island.

A comparison of household income distribution measures provides another indication of the relative affluence of Norfolk and Plymouth Counties, which maintained significantly higher percentages of households with incomes above $100,000 compared to the U.S.  Comparatively, Providence County was the only primary market area county that maintained a lower percentage of households with incomes above $100,000 compared to the U.S.  Age distribution measures for the primary market area counties were fairly similar to the comparable U.S. and state measures, although Providence County had a relatively older population.

II.5

Table 2.1

HarborOne Bancorp, Inc.

Summary Demographic Data

	Year			Growth Rate
	2014	2019	2024	2014-2019	2019-2024
				(%)	(%)
Population (000)
USA	317,199	329,236	340,950	0.7%	0.7%
Massachusetts	6,704	6,917	7,132	0.6%	0.6%
Rhode Island	1,049	1,062	1,070	0.3%	0.1%
Bristol, MA	553	565	578	0.4%	0.5%
Norfolk, MA	688	705	726	0.5%	0.6%
Plymouth, MA	502	520	536	0.7%	0.6%
Providence, RI	629	640	648	0.3%	0.2%
Kent, RI	164	164	163	0.0%	0.0%

Households (000)
USA	120,163	125,019	129,684	0.8%	0.7%
Massachusetts	2,613	2,711	2,805	0.7%	0.7%
Rhode Island	414	421	425	0.3%	0.2%
Bristol, MA	215	221	228	0.6%	0.5%
Norfolk, MA	264	272	281	0.6%	0.6%
Plymouth, MA	185	193	201	0.9%	0.7%
Providence, RI	243	248	251	0.4%	0.3%
Kent, RI	68	69	69	0.2%	0.1%

Median Household Income ($)
USA	51,579	63,174	68,744	4.1%	1.7%
Massachusetts	65,736	82,084	91,580	4.5%	2.2%
Rhode Island	56,249	64,127	68,904	2.7%	1.4%
Bristol, MA	57,890	71,507	81,215	4.3%	2.6%
Norfolk, MA	85,780	102,311	112,109	3.6%	1.8%
Plymouth, MA	71,517	89,164	99,439	4.5%	2.2%
Providence, RI	48,703	56,727	62,296	3.1%	1.9%
Kent, RI	63,610	68,459	71,434	1.5%	0.9%

Per Capita Income ($)
USA	27,721	34,902	38,568	4.7%	2.0%
Massachusetts	27,721	46,799	52,558	11.0%	2.3%
Rhode Island	27,721	36,037	39,148	5.4%	1.7%
Bristol, MA	27,721	38,348	44,250	6.7%	2.9%
Norfolk, MA	27,721	56,601	61,911	15.3%	1.8%
Plymouth, MA	27,721	45,313	51,376	10.3%	2.5%
Providence, RI	27,721	31,953	35,199	2.9%	2.0%
Kent, RI	27,721	37,637	39,895	6.3%	1.2%

2019 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	18.6	26.9	25.3	18.5	10.7
Massachusetts	16.3	27.2	25.8	19.6	11.1
Rhode Island	15.8	27.6	24.9	20.1	11.7
Bristol, MA	16.5	25.6	26.2	20.1	11.6
Norfolk, MA	16.9	25.1	26.4	20.0	11.6
Plymouth, MA	17.0	24.0	25.4	21.6	11.9
Providence, RI	17.0	29.0	25.3	18.1	10.6
Kent, RI	15.0	23.3	26.2	22.7	12.8

	Less Than	$25,000 to	$50,000 to
2019 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	19.6	21.5	29.2	29.7
Massachusetts	16.5	16.3	25.7	41.5
Rhode Island	20.6	20.6	27.8	30.9
Bristol, MA	18.7	18.9	26.9	35.5
Norfolk, MA	12.0	12.7	24.4	51.0
Plymouth, MA	12.8	15.8	26.6	44.8
Providence, RI	23.8	22.0	27.4	26.8
Kent, RI	17.4	20.9	28.8	32.9

Source:  S&P Global Market Intelligence.

II.6

Regional Economy

Comparative employment data shown in Table 2.2 shows that, except for Plymouth County, employment in education/healthcare/social services followed by services were the largest and second largest employment sectors in all of the primary market area counties, as well as Massachusetts and Rhode Island.  Service jobs constituted the largest employment sector for Plymouth County, followed by employment in education/healthcare/social services.  Wholesale/retail trade jobs were the third largest employment sector for all three of the primary area counties, as well as for Massachusetts and Rhode Island.  Other noteworthy employment sectors for the primary market area counties included manufacturing, finance/insurance/real estate and construction jobs.  Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.

Table 2.2

HarborOne Bancorp, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

			Bristol	Norfolk	Plymouth	Kent	Providence
Employment Sector	Massachusetts	Rhode Island	County	County	County	County	County

Services	26.9%	25.2%	22.1%	26.6%	25.7%	24.6%	23.8%
Education,Healthcare, Soc. Serv.	28.1%	27.3%	26.6%	28.2%	24.8%	27.5%	25.5%
Government	3.8%	4.1%	4.2%	3.4%	4.4%	3.6%	5.1%
Wholesale/Retail Trade	12.9%	14.8%	16.8%	12.3%	15.3%	15.6%	14.6%
Finance/Insurance/Real Estate	7.4%	6.5%	5.4%	11.1%	8.5%	6.4%	7.3%
Manufacturing	9.1%	11.3%	11.7%	6.8%	7.1%	11.9%	12.5%
Construction	5.4%	5.3%	7.1%	5.1%	6.7%	4.7%	5.6%
Information	2.4%	1.6%	1.7%	2.6%	2.0%	1.7%	1.5%
Transportation/Utility	3.7%	3.6%	3.8%	3.7%	5.3%	3.9%	4.1%
Agriculture	0.4%	0.4%	0.5%	0.2%	0.3%	0.2%	0.1%
Other	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence.

The market area served by the Company, characterized primarily as the Boston and Providence MSAs, has a highly developed and diverse economy, with the regions’ many colleges and universities serving to attract industries in need of a highly skilled and educated workforce.  Healthcare, high-tech and financial services companies constitute major sources of employment in the Company’s regional market area, as well as the colleges and universities that populate the Boston and Providences MSAs.  Tourism also is a prominent component of Boston MSA economy, as Boston annually ranks as one of the nation’s top tourist destinations.  Table 2.3 lists in detail the major employers in the Company’s market area.

II.7

Table 2.3

HarborOne Bank

Boston Market Area Largest Employers

Company/Institution	Industry	Employees

Massachusetts General Hospital	Health Care	16,999
Brigham and Women’s Hospital	Health Care	13,303
Children’s Hospital, Boston	Health Care	8,000
Boston Childrens-Neurology	Health Care	8,000
Beth Israel Deaconess Med. Center	Health Care	7,743
Liberty Mutual Group	Finance and Insurance	7,000
Massachusetts Bay Transportation	Transportation	6,001
Boston University	Higher Education	5,955
Boston Medical Center	Health Care	5,335
Boston University Medical Campus	Health Care	5,000
Floating Hospital for Children	Health Care	5,000
John Hancock	Finance and Insurance	5,000
Dana-Farber Cancer Institute	Health Care	4,098
Faulkner Hospital Psychiatry	Health Care	4,000

Source: Infogroup, 2019

Providence Market Area Largest Employers

Company/Institution	Industry	Employees

Citizen’s Bank	Finance and Insurance	17,300
Lifespan	Health Care	16,046
Nortek	Information Technology	11,400
United Natural Foods	Wholesale/Retail Trade	9,554
Rhode Island Hospital	Health Care	7,274
Johnson & Wales University	Higher Education	4,280
Providence College	Higher Education	3,000
Rhode Island School of Design	Higher Education	3,000
Women & Infants	Health Care	2,800
LIN Television Corporation	Communications	2,786

Source: www.zippia.com/advice/largest-companies-in-rhode-island/

II.8

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S., Massachusetts and Rhode Island, are shown in Table 2.4.  December 2018 unemployment rates for the primary market area counties ranged from a low of 2.4% for Norfolk County to a high of 4.1% for Providence County.  Comparative unemployment rates for the U.S., Massachusetts and Rhode Island equaled 3.7%, 2.7% and 3.8%, respectively.  Consistent with the national and state trends, all of the primary market area counties reported lower unemployment rates for December 2018 compared to a year ago.

Table 2.4

HarborOne Bancorp, Inc.

Unemployment Trends

	December 2017	December 2018
Region	Unemployment	Unemployment
USA	3.9%	3.7%
Massachusetts	3.1%	2.7%
Rhode Island	4.2%	3.8%
Bristol, MA	3.9%	3.4%
Norfolk, MA	2.7%	2.4%
Plymouth, MA	3.2%	2.8%
Providence, RI	4.4%	4.1%
Kent, RI	4.0%	3.5%

Source: S&P Global Market Intelligence.

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of the Boston and Providence MSAs and, in particular, the areas that are nearby to one of HarborOne Bancorp’s branches.  The Kent County and Providence County branches were maintained as Coastway branches for both dates shown in Table 2.5.  Table 2.5 displays deposit market trends from June 30, 2013 through June 30, 2018 for all commercial bank and savings institution branches located in the market area counties, as well as Massachusetts and Rhode Island.  Consistent with Massachusetts and Rhode Island, commercial banks maintained a larger market share of deposits than savings institutions in all the primary market area counties.  Overall, from June 30, 2013 to June 30, 2018, bank and thrift deposits increased in all of the primary market area counties.

II.9

Table 2.5

HarborOne Bancorp, Inc.

Deposit Summary

	As of June 30,
	2013			2018			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2013-2018
	(Dollars in Thousands)						(%)
Massachusetts	$288,381,000	100.0%	2,218	$397,358,000	100.0%	2,156	6.6%
Commercial Banks	225,589,000	78.2%	1,320	314,437,000	79.1%	1,270	6.9%
Savings Institutions	62,792,000	21.8%	898	82,921,000	20.9%	886	5.7%

Rhode Island	$28,829,000	100.0%	258	35,089,000	100.0%	251	4.0%
Commercial Banks	25,825,000	89.6%	212	31,625,000	90.1%	202	4.1%
Savings Institutions	3,005,000	10.4%	46	3,465,000	9.9%	49	2.9%

Bristol County	$8,309,000	100.0%	153	$10,970,000	100.0%	151	5.7%
Commercial Banks	4,817,000	58.0%	89	5,685,000	51.8%	76	3.4%
Savings Institutions	3,492,000	42.0%	64	5,285,000	48.2%	75	8.6%
HarborOne Bancorp(1)	NA	NA	NA	386,851	3.5%	5

Norfolk County	$20,222,000	100.0%	245	$28,073,000	100.0%	254	6.8%
Commercial Banks	14,691,000	72.6%	169	17,223,000	61.4%	144	3.2%
Savings Institutions	5,530,000	27.3%	76	10,850,000	38.6%	110	14.4%
HarborOne Bancorp(1)	NA	NA	NA	298,109	1.1%	2

Plymouth County	$8,102,000	100.0%	152	$12,091,000	100.0%	150	8.3%
Commercial Banks	5,446,000	67.2%	98	7,536,000	62.3%	98	6.7%
Savings Institutions	2,656,000	32.8%	54	4,555,000	37.7%	52	11.4%
HarborOne Bancorp(1)	NA	NA	NA	1,525,276	12.6%	7

Kent County	$3,083,000	100.0%	43	$3,709,000	100.0%	43	3.8%
Commercial Banks	2,163,000	70.2%	32	2,499,000	67.4%	30	2.9%
Savings Institutions	920,000	29.8%	11	1,210,000	32.6%	13	5.6%
HarborOne Bancorp(1)	161,256	5.2%	3	251,517	6.8%	5

Providence County	$20,083,000	100.0%	143	$24,272,000	100.0%	136	3.9%
Commercial Banks	19,307,000	96.1%	128	23,663,000	97.5%	122	4.2%
Savings Institutions	776,000	3.9%	15	609,000	2.5%	14	-4.7%
HarborOne Bancorp(1)	105,152	0.5%	4	255,836	1.1%	6

(1)  HarborOne Bancorp was a credit union as of June 30, 2013.

Source: FDIC.

The Company maintains its largest balance of deposits in Plymouth County, where the Company is headquartered and maintains its largest branch presence.  Based on June 30, 2018 deposit data, HarborOne Bancorp’s $1.5 billion of deposits provided for a 12.6% market share of bank and thrift deposits in Plymouth County.  The Bank’s deposit market share in the primary market area counties ranged from 1.1% in Norfolk County and Providence County to 12.6% in Providence County.  HarborOne Bank converted from a credit union to a bank in July 2013 and, therefore, FDIC deposit data for the Bank was not available as of June 30, 2013.

II.10

Competition among financial institutions in the Company’s market area is significant.  Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by HarborOne Bancorp.  Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks.  From a competitive standpoint, HarborOne Bancorphas sought to emphasize its community orientation in the markets served by its branches.  Table 2.6 lists the Company’s largest competitors in the market area counties, based on deposit market share as noted parenthetically.

II.11

Table 2.6

HarborOne Bancorp, Inc.

Market Area Deposit Competitors

Location	Name	Market Share (%)	Rank
Bristol County, MA	Bank of America Corporation (NC)	16.30
	Beacon Bancorp (MA)	14.51
	Banco Santander	11.80
	Narragansett Financial Corp. (MA)	9.92
	Citizens Financial Group Inc. (RI)	8.63
	HarborOne Bancorp, Inc. (MA)	3.53	11 out of 16

Norfolk County, MA	Bank of America Corporation (NC)	23.31
	Citizens Financial Group Inc. (RI)	15.33
	Banco Santander	5.50
	Independent Bank Corp. (MA)	5.09
	Needham Bank (MA)	4.97
	HarborOne Bancorp, Inc. (MA)	1.05	21 out of 44

Plymouth County, MA	Independent Bank Corp. (MA)	23.29
	HarborOne Bancorp, Inc. (MA)	12.61	2 out of 21
	Citizens Financial Group Inc. (RI)	11.68
	Hingham Instit. for Savings (MA)	10.90
	Eastern Bank Corp. (MA)	8.74

Kent County, RI	Citizens Financial Group Inc. (RI)	28.58
	Centreville Bank (RI)	19.30
	Bank of America Corporation (NC)	9.41
	Brookline Bancorp Inc. (MA)	9.24
	Banco Santander	7.65
	HarborOne Bancorp, Inc. (MA)	6.78	7 out of 12

Providence County, RI	Bank of America Corporation (NC)	45.95
	Citizens Financial Group Inc. (RI)	33.71
	Banco Santander	7.29
	Brookline Bancorp Inc. (MA)	4.98
	Washington Trust Bancorp Inc. (RI)	2.76
	HarborOne Bancorp, Inc. (MA)	1.05	8 out of 16

Source: S&P Gobal Market Intelligence.

II.12

III. PEER GROUP ANALYSIS

This chapter presents an analysis of HarborOne Bancorp’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines.  The basis of the pro forma market valuation of HarborOne Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group.  Since no Peer Group can be exactly comparable to HarborOne Bancorp, key areas examined for differences are:  financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines.  Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions.  Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history.  A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics.  There are approximately 126 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics.  To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.  Since HarborOne Bancorp will be a full public

III.1

company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group.  From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of HarborOne Bancorp.  In the selection process, we applied three “screens” to the universe of all public companies that were eligible for consideration:

•                                          Screen #1  New England institutions with assets between $1.75 billion and $6.75 billion, tangible equity-to-assets ratios of greater than 8.0%, positive core earnings and return on average equity ratios of less than 15.0%  Three companies met the criteria for Screen #1 and two were included in the Peer Group:  Meridian Bancorp, Inc. of Massachusetts and Western New England Bancorp, Inc. of Massachusetts.  Blue Hills Bancorp, Inc. of Massachusetts met the selection criteria, but was excluded from the Peer Group as the result of being the target of an announced acquisition.  Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

•                                          Screen #2  Mid-Atlantic institutions with assets between $1.75 billion and $6.75 billion, tangible equity-to-assets ratios of greater than 8.0%, positive core earnings and return on average equity ratios of less than 15.0%.  Seven companies met the criteria for Screen #2 and six were included in the Peer Group: Dime Community Bancshares, Inc. of New York, ESSA Bancorp, Inc. of Pennsylvania, Kearny Financial Corp. of New Jersey, Northfield Bancorp, Inc. of New Jersey, Oritani Financial Corp. of New Jersey and TrustCo Bank Corp. of New York.  Beneficial Bancorp, Inc. of Pennsylvania met the selection criteria, but was excluded from the Peer Group as the result of being the target of an announced acquisition.  Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

•                                          Screen #3  Mid-West institutions with assets between $1.75 billion and $6.75 billion, tangible equity-to-assets ratios of greater than 8.0%, positive core earnings and return on average equity ratios of less than 15.0%.  Two companies met the criteria for Screen #2 and both were included in the Peer Group:  First Defiance Financial Corp. of Ohio and Waterstone Financial Inc. of Wisconsin.  Exhibit III-4 provides financial and public market pricing characteristics of all publicly-traded Mid-West thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-5 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.  While there are expectedly some differences between the Peer Group companies and HarborOne Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of HarborOne Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.  Comparative data for

III.2

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of September 30, 2018

								As of
								February 8, 2019
					Total		Fiscal	Stock	Market
Ticker	Financial Institution	Exchange	City	State	Assets	Offices	Year End	Price	Value
					($Mil)			($)	($Mil)

DCOM	Dime Community Bancshares, Inc.	NASDAQ	Brooklyn	NY	6,294	29	Dec	19.84	716.08
ESSA	ESSA Bancorp, Inc.	NASDAQ	Stroudsburg	PA	1,834	23	Sep	15.25	167.65
FDEF	First Defiance Financial Corp.	NASDAQ	Defiance	OH	3,098	44	Dec	29.39	593.56
KRNY	Kearny Financial Corp.	NASDAQ	Fairfield	NJ	6,656	54	Jun	12.95	1,163.43
EBSB	Meridian Bancorp, Inc.	NASDAQ	Peabody	MA	5,775	37	Dec	15.77	805.94
NFBK	Northfield Bancorp, Inc.	NASDAQ	Woodbridge	NJ	4,286	40	Dec	14.59	716.77
ORIT	Oritani Financial Corp.	NASDAQ	Township of Washington	NJ	4,110	27	Jun	16.88	767.92
TRST	TrustCo Bank Corp NY	NASDAQ	Glenville	NY	4,885	148	Dec	8.01	774.24
WSBF	Waterstone Financial, Inc.	NASDAQ	Wauwatosa	WI	1,919	13	Dec	16.24	425.31
WNEB	Western New England Bancorp, Inc.	NASDAQ	Westfield	MA	2,151	24	Dec	9.80	271.39

Source:  S&P Global Market Intelligence

III.3

all publicly-traded thrifts and publicly-traded Massachusetts thrifts have been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to HarborOne Bancorp’s characteristics is detailed below.

•                                          Dime Community Bancshares, Inc. of New York.  Comparable due to competes in a large metropolitan market area, similar concentration of loans comprising assets and similar interest-bearing funding composition.

•                                          ESSA Bancorp, Inc. of Pennsylvania.  Comparable due to similar size of branch network, similar interest-bearing funding composition, similar return on average assets, lending diversification emphasis on commercial real estate loans and similar credit measures for non-performing assets and non-performing loans.

•                                          First Defiance Financial Corp. of Ohio.  Comparable due to similar asset size, similar concentration of loans comprising assets, relatively operating expenses as a percent of average assets, lending diversification on commercial real estate loans and similar credit quality measures for non-performing assets and non-performing loans.

•                                          Kearny Financial Corp. of New Jersey.  Comparable due to completed second-step conversion in May 2015, competes in a large metropolitan market area and similar return on average assets.

•                                          Meridian Bancorp, Inc. of Massachusetts.  Comparable due to completed second-step conversion in July 2014, located in the Boston metropolitan area, similar interest-bearing funding composition, similar net interest income to average assets ratio and lending diversification emphasis on commercial real estate loans.

•                                          Northfield Bancorp, Inc. of New Jersey.  Comparable due to completed second-step conversion in January 2013, competes in a large metropolitan market area, similar asset size, similar interest-bearing funding composition and similar credit quality measures for non-performing assets and non-performing loans.

•                                          Oritani Financial Corp. of New Jersey.  Comparable due to completed second-step conversion in June 2010, competes in a large metropolitan market area, similar size of branch network, similar asset size, similar interest-earning asset composition and similar interest-bearing funding composition.

•                                          TrustCo Bancorp of New York.  Comparable due to similar net interest income to average assets ratio and similar credit quality measures for non-performing assets and non-performing loans.

•                                          Waterstone Financial, Inc. of Wisconsin.  Comparable due to completed second-step conversion in January 2104, similar interest-earning asset composition, similar net interest income to average assets ratio, significant earnings contribution from gain on sale of loans, relatively higher operating expenses as a percent of average assets and similar credit quality measures for non-performing assets and non-performing loans.

•                                          Western New England Bancorp, Inc. of Massachusetts.  Selected due to similar size of branch network, similar interest-earning asset composition, similar interest-bearing funding composition, similar net interest income to average assets ratio, lending

III.4

diversification emphasis on commercial real estate loans and similar credit quality measures for non-performing assets and non-performing loans.

In aggregate, the Peer Group companies maintained a similar level of tangible equity as the industry average (12.30% of assets versus 11.90% for all public companies), generated higher earnings as a percent of average assets (1.04% core ROAA versus 0.87% for all public companies) and earned a slightly higher ROE (7.74% core ROE versus 6.91% for all public companies).  Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded	Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$4,355	$4,174
Market capitalization ($Mil)	$616	$644
Tangible equity/assets (%)	11.90%	12.30%
Core return on average assets (%)	0.87	1.04
Core return on average equity (%)	6.91	7.74

Pricing Ratios (Averages)(1)
Core price/earnings (x)	16.89x	16.26x
Price/tangible book (%)	140.26%	133.57%
Price/assets (%)	15.07	15.80

(1)  Based on market prices as of February 8, 2019.

Ideally, the Peer Group companies would be comparable to HarborOne Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies.  However, in general, the companies selected for the Peer Group were fairly comparable to HarborOne Bancorp, as will be highlighted in the following comparative analysis.  Comparative data for all publicly-traded thrifts and publicly-traded Massachusetts thrifts have been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for HarborOne Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above.  The Company’s and the Peer Group’s ratios reflect balances as of December 31, 2018 and September 30, 2018, respectively, unless indicated otherwise for the Peer Group companies.  HarborOne Bancorp’s equity-to-assets ratio of 9.79% was lower than

III.5

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2018

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash &			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital

HarborOne Bancorp, Inc.		MA
December 31, 2018			2.89%	7.64%	1.28%	82.31%	73.50%	14.23%	0.93%	9.79%	2.15%	7.64%	36.06%	22.43%	34.48%	33.33%	90.70%	4.10%	-15.42%	8.61%	10.33%	11.05%

All Public Companies
Averages			4.66%	13.88%	1.63%	76.31%	74.05%	11.41%	0.46%	12.91%	1.00%	11.90%	7.95%	4.71%	11.79%	9.79%	-5.17%	11.75%	10.42%	11.46%	16.76%	17.83%
Medians			3.19%	10.66%	1.76%	78.14%	75.20%	10.74%	0.00%	11.88%	0.30%	10.78%	5.66%	-3.18%	7.76%	6.18%	-4.39%	2.49%	2.92%	11.26%	15.15%	15.96%

State of MA
Averages			5.29%	7.37%	1.45%	83.85%	75.13%	12.92%	0.20%	11.10%	0.23%	10.44%	9.48%	-9.29%	13.08%	12.78%	10.25%	3.22%	4.81%	10.62%	13.00%	12.95%
Medians			4.35%	8.96%	1.15%	83.50%	74.74%	12.13%	0.00%	11.49%	0.00%	10.46%	8.31%	-9.99%	11.70%	13.55%	14.72%	3.23%	4.78%	11.55%	12.71%	13.08%

Comparable Group
Averages			3.17%	12.30%	2.32%	79.07%	71.73%	13.20%	0.30%	13.34%	1.04%	12.30%	7.16%	15.45%	8.33%	8.48%	2.94%	3.54%	2.84%	12.72%	16.60%	17.69%
Medians			2.64%	10.70%	2.29%	78.47%	73.09%	12.89%	0.00%	12.23%	0.79%	10.92%	3.30%	-1.36%	6.26%	5.59%	-5.37%	2.22%	2.46%	11.43%	14.87%	15.63%

Comparable Group
DCOM	Dime Community Bancshares, Inc.	NY	2.11%	8.43%	1.76%	85.67%	69.62%	16.57%	1.81%	9.59%	0.88%	8.71%	-2.33%	146.62%	-9.48%	0.25%	-13.10%	2.99%	3.31%	8.96%	11.66%	14.54%
ESSA	ESSA Bancorp, Inc.	PA	2.40%	20.96%	2.11%	71.17%	72.90%	16.28%	0.00%	9.77%	0.83%	8.94%	2.72%	-4.04%	5.53%	4.86%	-4.21%	-1.94%	-1.84%	9.28%	12.70%	13.59%
FDEF	First Defiance Financial Corp.	OH	3.21%	9.65%	2.17%	78.80%	81.48%	3.37%	1.16%	12.70%	3.33%	9.37%	5.56%	-1.04%	7.93%	6.94%	-17.41%	6.94%	10.13%	11.30%	12.35%	13.36%
KRNY	Kearny Financial Corp.	NJ	0.67%	20.66%	3.78%	69.55%	59.42%	21.32%	0.00%	18.57%	3.26%	15.31%	38.44%	18.58%	43.11%	33.93%	75.55%	21.87%	12.53%	15.69%	23.68%	24.45%
EBSB	Meridian Bancorp, Inc.	MA	5.79%	1.12%	0.71%	90.50%	76.38%	11.27%	0.00%	11.76%	0.39%	11.37%	13.54%	-9.89%	16.01%	11.81%	38.15%	6.05%	4.78%	11.55%	11.95%	12.85%
NFBK	Northfield Bancorp, Inc.	NJ	1.37%	18.33%	3.57%	74.17%	73.28%	10.29%	0.00%	15.27%	0.92%	14.35%	6.98%	33.04%	2.31%	14.84%	-24.41%	1.45%	1.60%	14.86%	17.48%	18.26%
ORIT	Oritani Financial Corp.	NJ	0.69%	9.63%	2.41%	85.20%	71.14%	12.80%	0.00%	13.70%	0.00%	13.70%	-0.23%	9.41%	-1.68%	0.14%	-3.68%	-0.61%	-0.61%	13.36%	15.10%	15.88%
TRST	TrustCo Bank Corp NY	NY	9.53%	11.06%	0.00%	77.40%	85.97%	3.61%	0.00%	9.77%	0.01%	9.75%	0.31%	-19.07%	6.99%	0.83%	-18.54%	4.88%	4.88%	9.92%	18.49%	19.75%
WSBF	Waterstone Financial, Inc.	WI	3.07%	10.35%	3.50%	80.08%	52.33%	23.50%	0.00%	21.08%	0.03%	21.05%	3.52%	-17.43%	8.08%	4.98%	3.59%	-1.77%	-1.78%	21.33%	27.91%	28.82%
WNEB	Western New England Bancorp, Inc.	MA	2.88%	12.78%	3.20%	78.14%	74.82%	12.99%	0.00%	11.22%	0.76%	10.46%	3.07%	-1.68%	4.48%	6.19%	-6.53%	-4.46%	-4.62%	10.99%	14.64%	15.38%

(1) Includes loans held for sale.

(2) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

III.6

the Peer Group’s average net worth ratio of 13.34%.  However, with the infusion of the net conversion proceeds, the Company’s pro forma equity-to-assets ratio will exceed the Peer Group’s equity-to-assets ratio.  Tangible equity-to-assets ratios for the Company and the Peer Group equaled 7.64% and 12.30%, respectively.  The increase in HarborOne Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs.  At the same time, the Company’s higher pro forma capitalization will initially depress return on equity.  Both HarborOne Bancorp’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both HarborOne Bancorp and the Peer Group.  The Company’s loans-to-assets ratio of 82.31% was slightly higher than the comparable Peer Group ratio of 79.07%.  Comparatively, the Company’s cash and investments-to-assets ratio of 10.53% was lower than the comparable Peer Group ratio of 15.47%.  Overall, HarborOne Bancorp’s interest-earning assets amounted to 92.84% of assets, which was less than the comparable Peer Group ratio of 94.54%.  The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 2.32% of assets and goodwill/intangibles equal to 1.04% of assets, while the Company maintained BOLI equal to 1.28% of assets and goodwill/intangibles equal to 2.15% of assets.

HarborOne Bancorp’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition.  The Company’s deposits equaled 73.50% of assets, which was slightly above the Peer Group’s ratio of 71.73%.  The Company also maintained a slightly higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 15.16% and 13.50% for HarborOne Bancorp and the Peer Group, respectively.  Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 88.66% and 85.23%, respectively.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio.  Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 104.71% and 110.92%, respectively.  The additional capital realized from stock proceeds should serve to provide HarborOne Bancorp with an IEA/IBL ratio that is more comparable to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

III.7

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items.  HarborOne Bancorp’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended December 31, 2018 and September 30, 2018, respectively, or the most recent twelve month period available for the Peer Group companies.  The Peer Group’s balance sheet growth rates were impacted by acquisition related growth, as the result of an acquisition completed by Kearny Financial Corp.  Likewise, HarborOne Bancorp’s growth rates were significantly impacted by the acquisition of Coastway Bancorp.  HarborOne Bancorp recorded a 36.06% increase in assets, versus asset growth of 7.16% recorded by the Peer Group.  Asset growth for HarborOne Bancorp included a 22.43% increase in cash and investments and a 34.48% increase in loans.  Asset growth for the Peer Group was primarily realized through an 8.33% increase in loans and was supplemented by a 15.45% increase in cash and investments.

The Company’s asset growth was funded by a 33.33% increase in deposits and a 90.70% increase in borrowings.  Comparatively, asset growth for the Peer Group was funded through deposit growth of 8.48% and a 2.94% increase in borrowings.  The Company’s tangible capital decreased by 15.42%, largely due to the goodwill and intangibles that were created by the acquisition of Coastway Bancorp.  Comparatively, the Peer Group’s tangible capital growth rate equaled 2.84%.  The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position.  Additional stock repurchases and implementation of any dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group.  The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2018 and September 30, 2018, respectively.  HarborOne Bancorp and the Peer Group reported net income to average assets ratios of 0.39% and 0.90%, respectively.  Lower levels of loan loss provisions and operating expenses, as well as a positive contribution from non-operating income supported the Peer Group’s higher return.  HarborOne Bancorp maintained comparative earnings advantages relative to the Peer Group with respect to net interest income, non-interest operating income and effective tax rate.

III.8

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2018

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		(%)
HarborOne Bancorp, Inc.		MA
December 31, 2018			0.39%	3.96%	0.92%	3.04%	0.13%	2.91%	1.05%	0.64%	3.93%	-0.17%	0.00%	0.10%	4.19%	1.20%	2.99%	$5,552	19.80%

All Public Companies
Averages			0.78%	3.90%	0.81%	3.09%	0.08%	3.01%	0.43%	0.52%	2.80%	0.02%	0.00%	0.40%	4.14%	1.12%	3.01%	$8,386	36.57%
Medians			0.75%	3.71%	0.87%	2.97%	0.07%	2.90%	0.02%	0.41%	2.66%	0.00%	0.00%	0.39%	3.99%	1.18%	2.81%	$6,302	34.48%

State of MA
Averages			0.57%	3.78%	0.93%	2.85%	0.09%	2.76%	0.23%	0.27%	2.37%	0.05%	0.00%	0.37%	3.93%	1.16%	2.75%	$12,220	37.09%
Medians			0.58%	3.86%	0.97%	2.94%	0.08%	2.87%	0.00%	0.23%	1.96%	0.03%	0.00%	0.43%	4.04%	1.18%	2.90%	$11,414	34.92%

Comparable Group
Averages			0.90%	3.67%	0.85%	2.82%	0.05%	2.77%	0.63%	0.37%	2.40%	0.02%	0.00%	0.49%	3.92%	1.09%	2.83%	$9,994	36.87%
Medians			0.91%	3.66%	0.92%	2.80%	0.04%	2.73%	0.00%	0.30%	1.84%	0.00%	0.00%	0.48%	3.86%	1.18%	2.82%	$11,414	36.21%

Comparable Group
DCOM	Dime Community Bancshares, Inc.	NY	0.86%	3.46%	1.11%	2.34%	0.01%	2.33%	0.03%	0.13%	1.37%	0.19%	0.00%	0.44%	3.58%	1.29%	2.29%	$15,541	33.78%
ESSA	ESSA Bancorp, Inc.	PA	0.36%	3.55%	0.90%	2.66%	0.22%	2.44%	0.00%	0.42%	2.17%	-0.02%	0.00%	0.31%	3.83%	NA	NA	—	46.45%
FDEF	First Defiance Financial Corp.	OH	1.45%	3.98%	0.48%	3.50%	0.03%	3.46%	0.17%	1.17%	3.07%	0.11%	0.00%	0.40%	4.49%	0.72%	3.77%	$4,687	21.57%
KRNY	Kearny Financial Corp.	NJ	0.45%	3.36%	1.01%	2.36%	0.07%	2.29%	0.01%	0.22%	1.69%	-0.12%	0.00%	0.27%	3.67%	1.35%	2.32%	$12,102	37.50%
EBSB	Meridian Bancorp, Inc.	MA	0.96%	3.99%	1.02%	2.97%	0.07%	2.91%	0.01%	0.19%	1.71%	0.09%	0.00%	0.52%	4.14%	1.18%	2.96%	$11,414	34.92%
NFBK	Northfield Bancorp, Inc.	NJ	0.69%	3.47%	0.77%	2.70%	0.05%	2.65%	0.00%	0.23%	1.64%	0.01%	0.00%	0.56%	3.69%	1.05%	2.64%	$12,040	44.74%
ORIT	Oritani Financial Corp.	NJ	1.07%	3.70%	1.08%	2.62%	-0.05%	2.67%	0.00%	0.09%	0.92%	-0.07%	0.00%	0.70%	3.90%	1.30%	2.60%	$18,688	39.65%
TRST	TrustCo Bank Corp NY	NY	1.08%	3.62%	0.37%	3.25%	0.02%	3.23%	0.00%	0.37%	1.97%	0.00%	0.00%	0.55%	3.68%	0.43%	3.25%	$6,054	33.69%
WSBF	Waterstone Financial, Inc.	WI	1.52%	3.87%	0.95%	2.92%	-0.06%	2.97%	6.10%	0.41%	7.21%	0.00%	0.00%	0.76%	4.16%	1.34%	2.82%	$1,966	33.21%
WNEB	Western New England Bancorp, Inc.	MA	0.59%	3.74%	0.84%	2.90%	0.10%	2.80%	0.00%	0.42%	2.20%	0.01%	0.00%	0.45%	4.03%	1.12%	2.84%	$7,457	43.24%

(1) Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

III.9

The Company’s higher net interest income ratio was realized through maintenance of a higher interest income ratio, which was partially offset by the Peer Group’s lower interest expense ratio.  The Company’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (4.19% versus 3.92% for the Company), while the Peer Group’s lower interest expense ratio was supported by a lower cost of funds (1.09% versus 1.20% for the Company) and maintenance of a lower level of interest-bearing liabilities funding assets.  Overall, HarborOne Bancorp and the Peer Group reported net interest income to average assets ratios of 3.04% and 2.82%, respectively.

In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group.  For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 3.93% and 2.40%, respectively.  The Company’s higher operating expense ratio was consistent with the comparatively higher number of employees maintained relative to its asset size, which is largely attributable to the significance of the Company’s mortgage banking operations relative to its asset size.  Assets per full time equivalent employee equaled $5.552 million for the Company, versus $9.994 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities.  In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were less favorable than the Peer Group’s.  Expense coverage ratios for HarborOne Bancorp and the Peer Group equaled 0.77x and 1.18x, respectively.

The Company’s mortgage banking activities also contributed to its higher level of non-interest operating income compared to the Peer Group, with such income amounting to 1.69% and 1.00% of HarborOne Bancorp’s and the Peer Group’s average assets, respectively.  Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, HarborOne Bancorp’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 83.04% was less favorable than the Peer Group’s efficiency ratio of 62.83%.

III.10

Loan loss provisions had a slightly larger impact on the Company’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.13% and 0.05% of average assets, respectively.

Net non-operating gains and losses were a more significant factor in the Company’s earnings, as the Company reported a non-operating loss equal to 0.17% of average assets that was attributable to non-recurring merger expenses.  Comparatively, the Peer Group’s earnings reflected a net non-operating gain equal to 0.02% of average assets.  Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility and, therefore, are not considered to be part of an institution’s core operations.  Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a larger impact on the Peer Group’s earnings, as the Company and the Peer Group posted effective tax rates of 19.80% and 36.87%, respectively.  As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 27.00%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities).  The Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities compared to the Peer Group (34.28% of assets versus 30.48% for the Peer Group), as the Company’s higher concentration of 1-4 family permanent mortgage loans was only partially offset by the Peer Group’s higher concentration of mortgage-backed securities.  Loan servicing intangibles constituted a more significant balance sheet item for the Company, which was indicative of the greater influence of mortgage banking activities on the Company’s operations.

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group, due to the Peer Group’s higher concentration of multi-family loans (24.82% of assets versus 3.31% for the Company).  Comparatively, the Company’s loan portfolio composition reflected higher concentrations of commercial real estate loans (22.27% of assets versus 21.57% of assets for the Peer Group), commercial business loans (7.59% of assets versus 3.88% of assets for the Peer Group), consumer loans (13.45% of assets versus 2.70% for the Peer Group) and construction/land loans (4.83% of assets versus 2.72% of assets for the

III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of September 30, 2018

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
HarborOne Bancorp, Inc.		MA
December 31, 2018			4.15%	30.13%	4.83%	3.31%	22.27%	7.59%	13.45%	78.55%	$22,217

All Public Companies
Averages			7.19%	30.84%	3.95%	13.70%	17.38%	5.37%	3.75%	70.54%	$9,822
Medians			5.99%	26.71%	2.62%	4.96%	16.31%	3.21%	2.15%	69.61%	$450

State of	MA
Averages			1.84%	40.87%	6.82%	8.61%	21.40%	2.35%	3.73%	79.43%	$1,543
Medians			0.24%	44.54%	5.42%	4.06%	16.31%	1.71%	3.17%	75.80%	$96

Comparable Group
Averages			7.73%	22.75%	2.72%	24.82%	21.57%	3.88%	2.70%	77.42%	$1,355
Medians			7.85%	15.16%	0.77%	23.52%	17.61%	1.72%	1.13%	76.60%	$254

Comparable Group
DCOM	Dime Community Bancshares, Inc.	NY	7.40%	1.04%	0.18%	63.80%	17.58%	3.30%	0.11%	75.43%	$1,357
ESSA	ESSA Bancorp, Inc.	PA	14.11%	36.36%	3.71%	2.74%	14.39%	2.87%	7.91%	72.20%	$206
FDEF	First Defiance Financial Corp.	OH	5.40%	10.33%	5.64%	8.72%	33.74%	14.22%	5.33%	87.64%	$10,054
KRNY	Kearny Financial Corp.	NJ	8.63%	19.37%	0.48%	30.26%	17.65%	1.12%	1.17%	63.48%	$0
EBSB	Meridian Bancorp, Inc.	MA	0.24%	10.95%	10.40%	16.79%	44.78%	1.71%	1.10%	95.29%	$301
NFBK	Northfield Bancorp, Inc.	NJ	13.21%	8.38%	0.95%	46.77%	15.28%	1.58%	1.86%	83.88%	$122
ORIT	Oritani Financial Corp.	NJ	8.40%	6.42%	0.08%	44.20%	34.50%	0.48%	0.21%	88.91%	$0
TRST	TrustCo Bank Corp NY	NY	5.99%	66.58%	0.58%	0.62%	2.02%	0.50%	8.01%	54.18%	$0
WSBF	Waterstone Financial, Inc.	WI	5.64%	35.40%	0.47%	30.56%	11.60%	1.73%	1.08%	76.12%	$1,212
WNEB	Western New England Bancorp, Inc.	MA	8.31%	32.63%	4.68%	3.76%	24.20%	11.30%	0.19%	77.07%	$302

(1)  Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

III.12

Peer Group).  In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 51.45% and 55.69% of the Company’s and the Peer Group’s assets, respectively.  Overall, the Company’s asset composition provided for a slightly higher risk weighted assets-to-assets ratio of 78.55% compared to 77.42% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group.  In terms of balance sheet composition, HarborOne Bancorp’s interest rate risk characteristics implied greater interest rate risk exposure relative to the comparable measures for the Peer Group.  Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were below the respective Peer Group ratios.  Likewise, a greater degree of balance sheet interest rate risk exposure was implied by the Company’s higher ratio of non-interest earning assets as a percent of assets.  On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for HarborOne Bancorp and the Peer Group.  In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that the interest rate risk associated with Company’s net interest margin was slightly greater in comparison to the interest rate risk associated with the Peer Group’s net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.5.  The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of HarborOne Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be slightly greater than the Peer Group’s credit risk exposure.  As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 1.00% and 1.19%, respectively, versus comparable measures of 0.56%

III.13

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of September 30, 2018

			Balance Sheet Measures
			Tangible		Non-Earn.
			Equity/	IEA/	Assets/	Quarterly Change in Net Interest Income
			Assets	IBL	Assets	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
HarborOne Bancorp, Inc.		MA
December 31, 2018			7.6%	104.7%	7.2%	-14	0	19	0	4	4

All Public Companies			12.0%	110.4%	5.1%	2	1	0	-2	3	7
State of MA			10.5%	109.4%	3.5%	-5	-1	-4	-3	0	5

Comparable Group
Average			12.3%	111.1%	5.5%	-7	6	-4	1	4	1
Median			10.9%	110.3%	5.8%	-5	5	-2	0	4	2

Comparable Group
DCOM	Dime Community Bancshares, Inc.	NY	8.7%	109.3%	3.8%	-6	-8	-3	-2	-4	0
ESSA	ESSA Bancorp, Inc.	PA	8.9%	106.0%	5.5%	-15	15	1	3	3	-2
FDEF	First Defiance Financial Corp.	OH	9.4%	106.6%	8.3%	8	7	0	-2	5	8
KRNY	Kearny Financial Corp.	NJ	15.3%	112.6%	9.1%	-3	25	0	0	0	-6
EBSB	Meridian Bancorp, Inc.	MA	11.4%	111.1%	2.6%	-5	-5	-11	-9	9	7
NFBK	Northfield Bancorp, Inc.	NJ	14.3%	112.3%	6.1%	-6	-3	-8	1	4	-2
ORIT	Oritani Financial Corp.	NJ	13.7%	113.8%	4.5%	-13	6	-5	-2	14	-7
TRST	TrustCo Bank Corp NY	NY	9.8%	109.4%	2.0%	3	4	-1	2	6	7
WSBF	Waterstone Financial, Inc.	WI	21.0%	123.3%	6.5%	-3	-1	2	12	-2	4
WNEB	Western New England Bancorp, Inc.	MA	10.5%	106.8%	6.2%	-26	18	-13	10	1	5

(1) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

III.14

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2018

				NPAs &	Adj NPAs &				Rsrves/
			REO/	90+Del/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Assets (3)	Loans (1)	Loans HFI	NPLs (1)	90+Del (1)	Chargeoffs (2)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
HarborOne Bancorp, Inc.		MA
December 31, 2018			0.02%	1.00%	0.51%	1.19%	0.69%	58.00%	56.81%	$1,662	0.06%

All Public Companies
Averages			0.09%	0.80%	0.53%	0.89%	0.87%	152.84%	135.11%	$3,039	0.08%
Medians			0.03%	0.67%	0.48%	0.74%	0.85%	123.24%	99.27%	$103	0.01%

State of MA
Averages			0.00%	0.52%	0.18%	0.62%	0.76%	279.37%	279.12%	$7	0.00%
Medians			0.00%	0.52%	0.14%	0.63%	0.77%	163.96%	163.96%	$2	0.00%

Comparable Group
Averages			0.03%	0.56%	0.41%	0.67%	0.86%	162.65%	148.59%	$422	0.02%
Medians			0.02%	0.62%	0.40%	0.71%	0.88%	128.20%	116.14%	$427	0.01%

Comparable Group

DCOM	Dime Community Bancshares, Inc.	NY	0.00%	0.13%	0.07%	0.13%	0.39%	301.95%	256.80%	$1,319	0.02%
ESSA	ESSA Bancorp, Inc.	PA	0.06%	0.64%	0.64%	0.81%	0.89%	110.09%	99.27%	$1,677	0.13%
FDEF	First Defiance Financial Corp.	OH	0.05%	1.14%	0.74%	1.36%	1.13%	82.41%	78.48%	$(280)	-0.01%
KRNY	Kearny Financial Corp.	NJ	0.01%	0.39%	0.32%	0.54%	0.70%	128.92%	125.49%	$890	0.02%
EBSB	Meridian Bancorp, Inc.	MA	0.00%	0.35%	0.14%	0.38%	0.94%	245.10%	245.10%	$(396)	-0.01%
NFBK	Northfield Bancorp, Inc.	NJ	0.00%	0.62%	0.35%	0.83%	0.86%	104.24%	104.11%	$460	0.01%
ORIT	Oritani Financial Corp.	NJ	0.04%	0.27%	0.26%	0.27%	0.81%	305.25%	261.54%	$(163)	0.00%
TRST	TrustCo Bank Corp NY	NY	0.05%	0.77%	0.53%	0.92%	1.17%	127.48%	119.62%	$545	0.01%
WSBF	Waterstone Financial, Inc.	WI	0.11%	0.61%	0.45%	0.62%	0.97%	138.22%	112.67%	$(223)	-0.02%
WNEB	Western New England Bancorp, Inc.	MA	0.00%	0.69%	0.59%	0.87%	0.72%	82.82%	82.82%	$393	0.02%

(1)  Includes performing TDRs for the Company and the Peer Group.

(2)  Net loan chargeoffs are shown on a last twelve month basis.

(3)  Excludes performing TDRs for the Company and the Peer Group.

(4) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

III.15

and 0.67% for the Peer Group.  It should be noted that the measures for non-performing assets/assets and non-performing loans/loans include accruing loans that are classified as troubled debt restructurings, which accounted for approximately 49% of the Company’s non-performing assets at December 31, 2018.  After excluding performing troubled debt restructurings from non-performing assets, the Company’s and the Peer Group’s non-performing assets as a percent of assets equaled 0.51% and 0.41%, respectively.  The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 58.00% and 162.65%, respectively.  Loss reserves maintained as percent of loans receivable equaled 0.69% for the Company, versus 0.86% for the Peer Group.  Net loan charge-offs were a slightly larger factor for the Company, as net loan charge-offs for the Company and the Peer Group equaled 0.06% of loans and 0.02% of loans, respectively.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company.  Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

III.16

IV.  VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The regulatory written appraisal guidelines required by the FRB, the FDIC and state banking agencies specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion.  Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in HarborOne Bancorp’s operations and financial condition; (2) monitor HarborOne Bancorp’s

IV.1

operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and HarborOne Bancorp’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally.  If, during the conversion process, material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including HarborOne Bancorp’s value, or HarborOne Bancorp’s value alone.  To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

IV.2

1.      Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•                  Overall A/L Composition.  In comparison to the Peer Group, the Company’s interest-earning asset composition showed a lower concentration of cash and investments and a higher concentration of loans.  Diversification into higher risk and higher yielding types of loans was slightly more significant for the Peer Group, while the Company Group maintained a higher concentration of 1-4 family loans.  Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a higher yield earned on interest-earning assets and a similar risk weighted assets-to-assets ratio.  HarborOne Bancorp’s funding composition reflected slightly higher levels of deposits and borrowings funding assets, which translated into a slightly higher cost of funds for the Company.  Overall, as a percent of assets, the Company maintained a lower level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company.  After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be more comparable to the Peer Group’s IEA/IBL ratio.  On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•                  Credit Quality.  The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were slightly higher than the comparable ratios for the Peer Group.  Loss reserves as a percent of non-performing loans and as a percent of loans were lower for the Company.  Net loan charge-offs as a percent of loans were slightly higher for the Company.  The Company’s risk weighted assets-to-assets ratio was similar to the Peer Group’s ratio.  Overall, RP Financial concluded that credit quality was a slightly negative factor in our adjustment for financial condition.

•                  Balance Sheet Liquidity.  The Company operated with a lower level of cash and investment securities relative to the Peer Group (10.64% of assets versus 15.47% for the Peer Group).  Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into cash and investments.  The Company was viewed as having similar future borrowing capacity relative to the Peer Group, based on the comparable level of borrowings currently funding the Company’s and the Peer Group’s assets.  Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•                  Funding Liabilities.  The Company’s interest-bearing funding composition reflected slightly higher concentrations of deposits and borrowings relative to the comparable Peer Group ratios, which translated into a slightly higher cost of funds for the Company.  Total interest-bearing liabilities as a percent of assets were higher for the Company.  Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s

IV.3

assets.  Overall, RP Financial concluded that funding liabilities were a slightly negative factor in our adjustment for financial condition.

•                  Capital.  The Company currently operates with a lower tangible equity-to-assets ratio than the Peer Group.  Following the stock offering, HarborOne Bancorp’s pro forma tangible capital position will likely exceed the Peer Group’s tangible equity-to-assets ratio.  The Company’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses.  At the same time, the Company’s more significant capital surplus will make it more difficult to achieve a competitive ROE.  On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, HarborOne Bancorp’s balance sheet strength was considered to be comparable to the Peer Group’s balance sheet strength and, thus, no adjustment was applied for the Company’s financial condition.

2.      Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

•                  Reported Earnings.  The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.39% of average assets versus 0.90% for the Peer Group), as the Peer Group maintained earnings advantages with respect to net loan loss provisions, operating expenses and non-operating items.  Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering.  Overall, the Company’s pro forma reported earnings were considered to be less favorable than the Peer Group’s earnings and, thus, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•                  Core Earnings.  Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings.  The Company operated with a higher net interest income ratio, a higher operating expense ratio and a higher level of non-interest operating income.  The Company’s higher ratios for net interest income and operating expenses translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.77x versus 1.18X for the Peer Group).  Similarly, the Company’s efficiency ratio of 83.04% was less favorable than the Peer Group’s efficiency ratio of 62.83%.  Loan loans provisions had a slightly larger impact on the Company’s earnings.  Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and

IV.4

leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will remain less favorable than the Peer Group’s earnings on a ROAA basis.  Therefore, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•                  Interest Rate Risk.  Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a slightly greater degree of volatility was associated with the Company’s net interest margin.  Measures of balance sheet interest rate risk, such as capital, IEA/IBL and non-interest earning asset ratios implied a greater degree of interest rate risk exposure was associated with the Company’s balance sheet.  On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be more comparable to or exceed the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets.  On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•                  Credit Risk.  Loan loss provisions were a slightly larger factor in the Company’s earnings (0.13% of average assets versus 0.05% of average assets for the Peer Group).  In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was similar for the Company and the Peer Group.  The Company’s credit quality measures generally implied a slightly greater degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group.  Overall, RP Financial concluded that credit risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•                  Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, the Company maintained a higher interest rate spread than the Peer Group, which would tend to continue to provide for a higher net interest income ratio for the Company going forward based on the current prevailing interest rate environment.   Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group.  Third, the Company’s higher ratio of non-interest operating income and the Peer Group’s lower operating expense ratio were viewed as respective advantages for the Company and the Peer Group to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates.  Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•                  Return on Equity.  Currently, the Company’s core ROE is lower than the Peer Group’s core ROE.  As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will remain lower than the Peer Group’s core ROE.  Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, HarborOne Bancorp’s pro forma earnings strength was considered to be

IV.5

less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

3.      Asset Growth

Comparative twelve-month asset growth rates for the Company and the Peer Group showed a 36.06% increase in the Company’s assets, versus a 7.16% increase in the Peer Group’s assets.  The Company’s significantly higher asset growth rate was largely attributable to the acquisition of Coastway Bancorp, which closed in October 2018.  Asset growth for the Company primarily consisted of loans growth and was supplemented with less significant growth of cash and investments.  Similarly, asset growth for the Peer Group consisted primarily of loan growth, while cash and investments for the Peer Group increased as well.  Overall, the Company’s recent asset growth trends would be viewed more favorably than the Peer Group’s asset growth trends in terms of supporting future earnings growth.  However, net of acquisition related growth, the Company’s asset growth would be more consistent with the Peer Group’s asset growth.  On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company.  On balance, a slight upward adjustment was applied for asset growth.

4.      Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served.  HarborOne Bancorp serves the Boston and Providence metropolitan areas through 23 full service branch offices.  Operating in densely populated market areas provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment.  The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by HarborOne Bancorp.

The Peer Group companies generally operate in markets with larger populations compared to Plymouth County.  Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but, overall, population growth rates in the markets served by the Peer Group companies were less than Plymouth County’s recent historical and projected population growth rates.  Plymouth County has a higher per

IV.6

capita income compared to the Peer Group’s average per capita income and, on average, the Peer Group’s primary market area counties were slightly less affluent markets within their respective states compared to Plymouth County’s per capita income as a percent of Massachusetts’ per capita income (90.0% for the Peer Group versus 96.8% for Plymouth County).  The average and median deposit market shares maintained by the Peer Group companies were higher and lower than the Company’s market share of deposits in Plymouth County.  Overall, the degree of competition faced by the Peer Group companies was viewed as similar to the Company’s competitive environment in Plymouth County, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be slightly less favorable than provided by the Company’s primary market area.  Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-5.  As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was above the unemployment rate reflected for Plymouth County.  On balance, we concluded that a slight upward adjustment was appropriate for the Company’s market area.

Table 4.1
Market Area Unemployment Rates
HarborOne Bancorp and the Peer Group Companies (1)

	County	December 2018 Unemployment
HarborOne Bancorp, Inc. - MA	Plymouth	2.8%

Peer Group Average		3.7%

Dime Community Bancshares - NY	Kings	4.0%
ESSA Bancorp, Inc. - PA	Monroe	5.0%
First Defiance Fin. Corp. - OH	Defiance	4.7%
Kearny Fin. Corp. - NJ	Essex	4.5%
Meridian Bancorp - MA	Essex	2.8%
Northfield Bancorp - NJ	Middlesex	3.1%
Oritani Financial Corp. - NJ	Bergen	2.9%
TrustCo Bank Corp. - NY	Schenectady	3.4%
Waterstone Financial - WI	Milwaukee	3.0%
Western New England Bancorp - MA	Hampden	3.8%

(1) Unemployment rates are not seasonally adjusted Source: S&P Global Market Intelligence

IV.7

5.                   Dividends

The Company currently does not pay a dividend.  After the second-step conversion, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.54% to 5.92%.  The average dividend yield on the stocks of the Peer Group institutions was 2.80% as of February 8, 2019.  Comparatively, as of February 8, 2019, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.01%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy prior to its second-step conversion, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization.  On balance, we concluded that no adjustment was warranted for this factor.

6.                   Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets.  All ten of the Peer Group companies trade on the NASDAQ Global Select Market.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $168 million to $1.2 billion as of February 8, 2019, with average and median market values of $640 million and $716 million, respectively.  The shares issued and outstanding of the Peer Group companies ranged from 11.0 million to 96.7 million, with average and median shares outstanding of 46.0 million and 40.8 million, respectively.  The Company’s second-step stock offering is expected to provide for a pro forma market value  and shares outstanding that will be in the middle of the Peer Group’s ranges for market values and shares outstanding.  Consistent with all of the Peer Group companies, the Company’s stock will also be quoted on the NASDAQ Global Select Market following the stock offering.  Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

IV.8

7.                   Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as HarborOne Bancorp’s stock:  (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift franchises based in Massachusetts; and (D) the market for the public stock of HarborOne Bancorp.  All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.                           The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays various stock price indices as of February 8, 2019.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters.  Strong job growth reflected in June employment report and signs that U.S. trade tensions with Europe may be easing propelled the stock market higher at the start of the third quarter of 2018.  Technology stocks led a broader stock market rally in mid-July, with the NASDAQ closing at a new record high.  Some favorable second quarter earnings reports continued the upward trend in the broader stock market heading into the second half of July.  Comparatively, technology stocks led the stock market lower at the end of July, as some technology companies posted disappointing second quarter earnings.  Strong earnings growth by some of America’s biggest companies contributed to a rebound in the stock market in early-August.  Energy shares led the broader stock market lower going into mid-August 2018, which was attributed to a decline in oil prices.  Upbeat data for the U.S. economy, deal activity and signs of cooperation between the U.S. and China contributed to stocks rallying higher during the second half of August, as the NASDAQ soared past 8000 to a new record high.  Comparatively, stocks retreated at the end of August through the first part of

IV.9

September, in which technology shares led the market lower on worries about trade and regulation.  Manufacturer and financial shares helped stocks to rebound going into the second half of September, as new tariffs announced by the U.S. and China were less than expected.  After the Dow Jones Industrial Average (“DJIA”) and S&P 500 closed at record highs, shares of industrial companies led the market lower in late-September.  Heightened trade tensions and the Federal Reserve’s rate hike, along with signaling a continued path of rate hikes, were noted factors that stoked caution among investors.

Stocks rebounded at the end of September and the beginning of October 2018, as manufacturer shares led the DJIA to a new record high following completion of a new North American trade pact.  A sell-off in Treasury bonds prompted a broader stock market downturn at the end of the first week of October, as investors reacted to the September employment report which showed the national unemployment rate hitting a 50-year low.  The sell-off in stocks deepened in the second week of October, with the DJIA recording a two-day decline of 5.2% before rebounding at the end of the week.  Volatility continued to prevail in the broader stock market during the second half of October, as investors reacted to mixed third quarter earnings reports and signs of softer global economic growth. Following a sell-off heading into late-October 2018, stocks rebounded sharply higher at the end of October and at the start of November.  The rebound in the stock market was led by technology shares, based on some favorable third quarter earnings reports.  Stocks continued to surge higher following the mid-term elections, as a congressional power divide eased worries about swift policy changes.  Following the mid-term election rally, stocks trended sharply lower through late-November.  Factors contributing to the sell-off included U.S.-China trade tensions, concerns about the health of the technology sector, worries about slowing global growth and oil prices dropping to a three-year low.  Stocks rebounded in the last week of November, with the DJIA and the S&P 500 erasing their November declines after the Federal Reserve Chairman eased investor worries about aggressively increasing interest rates.  A strong retail sales report for the Thanksgiving weekend and a trade truce between the U.S. and China also contributed to the stock market rally at the end of November.  Energy shares led the stock market higher at the start of December, as oil prices rounded after an easing of geopolitical concerns.  Stocks tumbled lower to close out the first trading week of December, as investors’ doubts about the U.S.-China trade truce and a flattening yield curve raised fears of an economic slowdown.  A rally in technology shares helped the broader stock market to edge higher going into mid-December, which was followed by a mid-December sell-off prompted by signs that China’s

IV.10

economy may be slowing.  The stock market route deepened going into the second half of December, as investors reacted to the Federal Reserve’s rate hike and possible government shutdown. After four days of sharp declines, the DJIA logged its biggest daily point gain which was led by a rebound in energy shares.  The positive trend in the broader stock market continued in the final trading days of 2018, although 2018 was the worst yearly decline for stocks since 2008.

Volatility continued to prevail in the broader stock market at the start of 2019. Soft economic data for U.S. December manufacturing activity prompted a sharp sell-off, which was followed a robust rally on strong job growth reported for December.  The rally in the broader stock market gained momentum through mid-January, which was supported signs of progress in the U.S.- China trade talks and the Federal Reserve signaling its willingness to slow its pace of interest rate increases.  The broad-based stock market rally paused in late-January, as stocks retreated on signs that a slow down in China’s economy was hurting corporate profits in the U.S.  Stocks soared higher after the Federal Reserve concluded its end of January policy meeting, in which it elected to hold interest rates steady and stated that is was done raising interest rates for a while.  Overall, stocks posted their best January in three years, which was led by the biggest laggards during the fourth quarter sell-off.  Strong job growth reflected in the January employment report helped to sustain stock market gains at the start of February, which was followed by a pullback related to China trade tensions.  On February 8, 2019, the DJIA closed at 25106.33, an increase of 3.8% from one year ago and an increase of 7.6% year-to-date, and the NASDAQ closed at 7,298.20, an increase of 6.2% from one year ago and an increase of 19.4% year-to-date.  The S&P 500 Index closed at 2707.88 on February 8, 2019, an increase of 3.4% from one year ago and an increase of 8.0% year-to-date.

The performance of thrift stocks has also been uneven in recent quarters.  The strong jobs report for June boosted thrift stocks at the start of the third quarter of 2018, which was followed by a slight decline in thrift shares ahead of third quarter earnings reports.  After trading in a narrow range through the release of second earnings reports, concerns of rising inflation pressured thrift shares lower in late-July and into early-August.  After drifting lower during the first half of August, signs of a strong labor market and a pick-up in consumer spending contributed to gains in the thrift sector going into the second half of August.  Following the upturn, thrift shares trended lower through the end of August as thrift stocks were negatively impacted by July housing data showing a decline in new and existing home sales.  Thrift stocks

IV.11

traded in a narrow range during the first half of September, which was followed by a pullback in thrift stocks through the end of September.

The decline in thrift shares became more pronounced in the first week of October 2018, as the shares of mortgage-based lenders were negatively impacted by the rise in long-term Treasury yields and concerns that higher mortgage rates could further deter home buyers in a slumping housing market.  Financial shares were among the worst performers in the market sell-off that occurred during second week of October, as investors dumped bank stocks heading into third quarter earnings season.  The downturn in thrift stocks continued into the second half of October, as third quarter earnings reports showed a trend of net interest margin compression among mortgage-based lenders.  After easing lower through mid-November 2018, comments by the Federal Reserve Chairman signaling a less aggressive approach to raising interest rates spurred a rally in thrift shares at the end of November.  Thrift shares reversed course during the first half of December, as financial shares experienced a broad-based sell-off on concerns about the flattening yield curve and slower economic growth translating into weaker demand for bank loans.  The sell-off in thrift shares accelerated in the closing weeks of 2018, as financial shares were among the hardest hit in the stock market route that occurred in the second half of December.

The favorable jobs report for December 2018 helped thrift stocks to start 2019 out trending higher.  Thrift shares continued to rally through mid-January, as some favorable fourth quarter earnings posted by some large banks served to lift financial shares in general.  Expectations that the Federal Reserve would slow down its pace of rate increases helped to sustain the positive trend in thrift shares through the second half of January.  The favorable jobs report for January, the Federal Reserve’s indication that it was taking a pause in raising interest rates and consolidation in the banking sector contributed to sustaining the rebound in thrift shares through the first week of February.  On February 8, 2019, the SNL Index for all publicly-traded thrifts closed at 864.5, a decrease of 7.1% from one year ago and an increase of 12.0% year-to-date.

B.                           The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis,

IV.12

specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two first-step mutual holding company offerings have been completed during the past three months and no standard conversions or second-step conversions have been completed during the past three months.  The most recent second-step conversion offering was completed by Mid-Southern Bancorp of Indiana, which was completed in July 2018.  Mid-Southern Bancorp’s offering was significantly smaller in comparison to HarborOne Bancorp’s proposed second-step offering.  Mid-Southern Bancorp’s second-step offering was closed at the top of its offerings range at a closing pro forma price/tangible book ratio of 77.5% and the stock was up 25.7% after the first week of trading.  As of February 8, 2019, Mid-Southern Bancorp’s stock price was up 28.9% from its IPO price.

C.                           The Acquisition Market

Also considered in the valuation was the potential impact on HarborOne Bancorp’s stock price of recently completed and pending acquisitions of thrift institutions operating in Massachusetts.  As shown in Exhibit IV-4, there were eleven acquisitions of thrifts headquartered in Massachusetts completed from the beginning of 2015 through February 8, 2019 and there are currently two acquisitions pending for thrifts based in Massachusetts.  The recent acquisition activity involving regional financial institutions may imply a certain degree of acquisition speculation for the Company’s stock.  To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced some degree of acquisition activity as well and, thus, are subject to the same type of acquisition speculation that may influence HarborOne Bancorp’s stock.  However, since converting thrifts are subject to a three-

IV.13

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information

											Contribution to
			Pre-Conversion Data				Offering Information				Char. Found.
			Financial Info.		Asset Quality		Excluding Foundation					% of
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)
Standard Conversions

Second Step Conversions

Mutual Holding Companies
Rhinebeck Bancorp, Inc.	1/17/19	RBKB-NASDAQ	$820	6.96%	1.25%	74%	$47.9	43%	132%	3.7%	N.A.	N.A.
1895 Bancorp of Wisconsin, Inc. (PyraMax Bank)	1/9/19	BCOW-NASDAQ	$483	7.82%	0.34%	199%	$21.5	44%	89%	7.0%	C/S	2.2%
		Averages - MHC Conversions:	$651	7.39%	0.80%	136%	$34.7	44%	110%	5.3%	N.A.	N.A.
		Medians - MHC Conversions:	$651	7.39%	0.80%	136%	$34.7	44%	110%	5.3%	N.A.	N.A.

		Averages - All Conversions:	$651	7.39%	0.80%	136%	$34.7	44%	110%	5.3%	N.A.	N.A.
		Medians - All Conversions:	$651	7.39%	0.80%	136%	$34.7	44%	110%	5.3%	N.A.	N.A.

	Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
	% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
	Benefit Plans				Initial								First		After		After
		Recog.	Stk	Mgmt.&	Div.		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	2/8/2019	Chg
	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions

Second Step Conversions

Mutual Holding Companies
Rhinebeck Bancorp, Inc.	9.1%	4.6%	11.4%	3.8%	0.00%	74.0%	40.3x	12.2%	0.3%	16.5%	1.8%	$10.00	$11.75	17.50%	$11.58	15.8%	$11.44	14.4%	$11.44	14.4%
1895 Bancorp of Wisconsin, Inc. (PyraMax Bank)	8.7%	4.4%	10.9%	2.1%	0.00%	62.0%	NM	9.3%	-0.4%	15.0%	-2.5%	$10.00	$9.60	-4.0%	$10.00	0.0%	$9.48	-5.2%	$9.48	-5.2%
	8.9%	4.5%	11.1%	3.0%	0.00%	68.0%	40.3x	10.7%	0.0%	15.8%	-0.4%	$10.00	$10.68	6.8%	$10.79	7.9%	$10.46	4.6%	$10.46	4.6%
	8.9%	4.5%	11.1%	3.0%	0.00%	68.0%	40.3x	10.7%	0.0%	15.8%	-0.4%	$10.00	$10.68	6.8%	$10.79	7.9%	$10.46	4.6%	$10.46	4.6%

	8.9%	4.5%	11.1%	3.0%	0.00%	68.0%	40.3x	10.7%	0.0%	15.8%	-0.4%	$10.00	$10.68	6.8%	$10.79	7.9%	$10.46	4.6%	$10.46	4.6%
	8.9%	4.5%	11.1%	3.0%	0.00%	68.0%	40.3x	10.7%	0.0%	15.8%	-0.4%	$10.00	$10.68	6.8%	$10.79	7.9%	$10.46	4.6%	$10.46	4.6%

Note:  * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)  As a percent of MHC offering for MHC transactions.

(2)  Does not take into account the adoption of SOP 93-6.

(3)  Latest price if offering is less than one week old.

(4)  Latest price if offering is more than one week but less than one month old.

(5)  Mutual holding company pro forma data on full conversion basis.(5)  Mutual holding company pro forma data on full conversion basis.

(6)  Simultaneously completed acquisition of another financial institution.

(7)  Simultaneously converted to a commercial bank charter.

(8)  Former credit union.

2/8/2019

IV.14

year regulatory moratorium from being acquired, acquisition speculation in HarborOne Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.                           Trading in HarborOne Bancorp’s Stock

Since HarborOne Bancorp’s minority stock currently trades under the symbol “HONE” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis.  HarborOne Bancorp had a total of 32,563,485 shares issued and outstanding at December 31, 2018, of which 15,282,451 shares were held by public shareholders and traded as public securities.  As of February 8, 2019, the 52 week trading range of the Company’s stock was $14.90 to $20.01 per share and its closing price on February 8, 2019 was $15.33 per share.  There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company.  Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on speculation of a range of exchange ratios.  Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level.  As the pro forma impact is made known publicly, the trading level will become more informative.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market, and recent trading activity in the Company’s minority stock.  Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.                        Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations.  Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management.  The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational

IV.15

structure.  The Company currently does not have any senior management positions that are vacant.  Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.                   Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, HarborOne Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions.  Exhibit IV-6 provides HarborOne Bank’s pro forma regulatory capital ratios.  On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the  FRB and the Commissioner, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects

IV.16

of the stock proceeds.  In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).  In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•                  P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches.  Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation.  At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

•                  P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds.  RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•                  P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•                  Trading of HONE stock.  Converting institutions generally do not have stock outstanding.  HarborOne Bancorp, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering.  Since HarborOne Bancorp is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation.  Based on the February 8, 2019, stock price of $15.33 per share and the 32,282,451 shares of HarborOne Bancorp stock outstanding, the Company’s implied market value of $499.5 million was considered in the valuation process.  However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly

IV.17

disseminated to date, the current trading price of Harbor Bancorp’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares.  For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted.  However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity.  At December 31, 2019, the MHC had net assets of $99,000, which has been added to the Company’s December 31, 2019 equity to reflect the consolidation of the MHC into the Company’s operations.  Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.01%.  Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 46.93% to 46.92% and the MHC’s ownership interest was increased from 53.07% to 53.08%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 8, 2019, the aggregate pro forma market value of HarborOne Bancorp’s conversion stock equaled $508,686,450 at the midpoint, equal to 50,868,645 shares at $10.00 per share.  The $10.00 per share price was determined by the HarborOne Bancorp Board.  The midpoint and resulting valuation range is based on the sale of a 53.08% ownership interest to the public, which provides for a $270,000,000 public offering at the midpoint value.

1.                                      Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The Company’s reported earnings equaled $11.394 million for the twelve months ended

IV.18

December 31, 2018.  In deriving HarborOne Bancorp’s core earnings, the adjustments made to reported earnings were to eliminate net gains on the sale of investment securities available for sale equal to $5,000 and merger expenses related to the acquisition of Coastway Bancorp equal to $5.092 million.  As shown below, assuming an effective marginal tax rate of 27.0% for the earnings adjustments, the Company’s core earnings were estimated to equal $15.107 million for the twelve months ended December 31, 2018.

Amount
($000)

Net income	$11,394
Deduct: Net gain in sale of investment securities available for sale(1)	(4)
Add: Merger expenses(1)	3,717
Core earnings estimate	$15,107

(1)         Tax effected at 27.0%

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $508.7 million midpoint value equaled 42.21x and 32.27x, respectively, indicating premiums of 154.43% and 96.41% relative to the Peer Group’s average reported and core earnings multiples of 16.59x and 16.43x, respectively (see Table 4.3).  In comparison to the Peer Group’s median reported and core earnings multiples of 14.75x and 14.62x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 186.17% and 120.73%, respectively.  The Company’s pro forma P/E ratios based on reported earnings at the minimum and the maximum equaled 35.83x and 48.60x, respectively, and based on core earnings at the minimum and the maximum equaled 27.40x and 37.15x, respectively.

2.              Price-to-Book (“P/B”).  The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value.  Based on the $508.7 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 86.06% and 99.21%, respectively.  In comparison to the average P/B and P/TB ratios for the Peer Group of 123.57% and 134.98%, respectively, the Company’s ratios reflected discounts of 30.36% on a P/B basis and 26.50% on a P/TB basis.  In comparison to the Peer Group’s median P/B and

IV.19

Table 4.3

Public Market Pricing Versus Peer Group

HarborOne Bancorp, Inc. and the Comparables

As of February 8, 2019

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)									2nd Step
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Exchange	Offering
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Ratio	Range
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	($Mil)
HarborOne Bancorp, Inc.		MA
Maximum			$10.00	$584.99	$0.27	$10.71	48.60x	93.37%	14.91%	106.72%	37.15x	$0.00	0.00%	0.00%	$3,922	15.98%	14.26%	0.93%	0.31%	1.92%	0.40%	2.51%	1.7961x	$310.50
Midpoint			$10.00	$508.69	$0.31	$11.62	42.21x	86.06%	13.09%	99.21%	32.27x	$0.00	0.00%	0.00%	$3,887	15.21%	13.47%	0.94%	0.31%	2.04%	0.41%	2.67%	1.5618x	$270.00
Minimum			$10.00	$432.38	$0.36	$12.86	35.83x	77.76%	11.23%	90.58%	27.40x	$0.00	0.00%	0.00%	$3,851	14.41%	12.65%	0.94%	0.31%	2.17%	0.41%	2.84%	1.3276x	$229.50

All Non-MHC Public Companies(6)
Averages			$21.89	$615.99	$1.57	$17.51	15.73x	125.81%	15.07%	140.26%	16.89x	$0.40	2.01%	45.64%	$4,355	12.84%	11.86%	1.10%	0.91%	7.67%	0.87%	6.91%
Median			$16.80	$212.93	$0.98	$15.56	14.85x	117.77%	14.84%	128.91%	14.67x	$0.34	1.79%	38.43%	$1,468	11.72%	10.59%	0.92%	0.86%	7.33%	0.80%	7.11%

All Non-MHC State of MA(6)
Averages			$45.72	$278.58	$3.75	$29.51	16.60x	127.79%	13.61%	133.35%	14.27x	$0.50	1.36%	22.10%	$2,082	10.94%	10.27%	0.95%	0.62%	6.58%	0.73%	7.88%
Medians			$16.90	$176.52	$1.10	$15.31	14.88x	120.74%	13.99%	125.99%	13.84x	$0.28	1.63%	20.75%	$1,495	11.05%	10.50%	0.95%	0.75%	7.59%	0.79%	8.67%

State of MA
HIFS	Hingham Institution for Savings	MA	$183.95	$392.32	$14.99	$99.67	13.23x	184.55%	16.29%	184.55%	12.27x	$1.48	0.80%	13.81%	$2,409	8.83%	8.83%	NA	1.32%	14.97%	1.42%	16.15%
MELR	Melrose Bancorp, Inc.	MA	$18.02	$42.79	NA	$17.57	24.35x	102.55%	14.32%	102.55%	NM	$0.34	1.89%	45.95%	$324	13.96%	13.96%	NA	0.56%	3.94%	NA	NA
EBSB	Meridian Bancorp, Inc.	MA	$15.77	$805.94	$1.10	$12.60	14.88x	125.15%	13.67%	129.58%	14.34x	$0.28	1.78%	20.75%	$6,179	10.92%	10.59%	NA	0.99%	8.36%	1.03%	8.67%
RNDB	Randolph Bancorp, Inc.	MA	$14.75	$81.64	$(0.31)	$13.05	NM	113.04%	14.98%	NA	NM	NA	NA	NA	$590	13.25%	NA	0.95%	-0.63%	-4.26%	-0.29%	-1.94%
WEBK	Wellesley Bancorp, Inc.	MA	$32.00	$77.42	$2.40	$25.79	13.33x	124.08%	9.27%	124.08%	13.33x	$0.22	0.69%	8.96%	$871	7.47%	7.47%	NA	0.72%	9.66%	0.72%	9.66%
WNEB	Western New England Bancorp, Inc.	MA	$9.80	$271.39	$0.57	$8.35	17.19x	117.39%	13.13%	125.99%	17.12x	$0.16	1.63%	21.05%	$2,119	11.19%	10.50%	NA	0.78%	6.82%	0.79%	6.84%

Comparable Group
Averages			$15.87	$640.23	$1.11	$13.00	16.59x	123.57%	15.92%	134.98%	16.43x	$0.45	2.80%	50.33%	$4,174	13.05%	11.84%	0.79%	1.04%	8.13%	1.04%	7.74%
Medians			$15.51	$716.43	$1.10	$13.02	14.75x	118.16%	16.02%	127.78%	14.62x	$0.40	2.68%	41.32%	$4,249	11.87%	10.50%	0.79%	0.97%	7.97%	0.96%	7.58%

Comparable Group
DCOM	Dime Community Bancshares, Inc.	NY	$19.84	$716.08	$1.36	$16.68	14.38x	118.93%	11.33%	131.04%	14.62x	$0.56	2.82%	40.58%	$6,321	9.53%	8.72%	NA	0.82%	8.44%	0.80%	8.31%
ESSA	ESSA Bancorp, Inc.	PA	$15.25	$167.65	$1.05	$15.63	14.95x	97.55%	9.68%	106.23%	14.52x	$0.40	2.62%	36.27%	$1,863	9.92%	9.18%	NA	0.61%	6.21%	0.63%	6.39%
FDEF	First Defiance Financial Corp.	OH	$29.39	$593.56	$2.27	$19.81	13.00x	148.36%	18.63%	199.85%	12.97x	$0.76	2.59%	30.09%	$3,182	12.56%	9.63%	1.00%	1.52%	12.03%	1.52%	12.07%
KRNY	Kearny Financial Corp.	NJ	$12.95	$1,163.43	$0.44	$12.62	33.21x	102.63%	18.12%	124.25%	29.40x	$0.20	1.54%	82.05%	$6,702	17.65%	NA	NA	0.57%	2.95%	0.64%	3.35%
EBSB	Meridian Bancorp, Inc.	MA	$15.77	$805.94	$1.10	$12.60	14.88x	125.15%	13.67%	129.58%	14.34x	$0.28	1.78%	20.75%	$6,179	10.92%	10.59%	NA	0.99%	8.36%	1.03%	8.67%
NFBK	Northfield Bancorp, Inc.	NJ	$14.59	$716.77	$0.86	$13.43	17.16x	108.66%	16.43%	115.50%	17.04x	$0.40	2.74%	47.06%	$4,408	15.12%	14.35%	0.58%	0.95%	6.17%	0.96%	6.21%
ORIT	Oritani Financial Corp.	NJ	$16.88	$767.92	$1.27	$11.78	13.95x	143.33%	18.47%	143.33%	13.27x	$1.00	5.92%	95.04%	$4,090	12.89%	12.89%	NA	1.30%	9.70%	1.37%	10.20%
TRST	TrustCo Bank Corp NY	NY	$8.01	$774.24	NA	$5.07	12.59x	158.05%	15.61%	158.23%	NM	$0.27	3.40%	42.06%	$4,959	9.88%	9.87%	NA	1.25%	13.05%	NA	NA
WSBF	Waterstone Financial, Inc.	WI	$16.24	$425.31	$1.11	$14.04	14.63x	115.65%	24.13%	115.83%	14.63x	$0.48	2.96%	88.29%	$1,915	20.87%	20.84%	NA	1.64%	7.58%	1.64%	7.58%
WNEB	Western New England Bancorp, Inc.	MA	$9.80	$271.39	$0.57	$8.35	17.19x	117.39%	13.13%	125.99%	17.12x	$0.16	1.63%	21.05%	$2,119	11.19%	10.50%	NA	0.78%	6.82%	0.79%	6.84%

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 40%.

(2)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.  P/E and P/Core =NM if the ratio is negative or above 35x.

(3)  Indicated 12 month dividend, based on last quarterly dividend declared.

(4)  Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:  S&P Global Market Intelligence and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

IV.20

P/TB ratios of 118.16% and 127.78%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 27.17% and 22.36%, respectively.  At the maximum of the range, the Company’s P/B and P/TB ratios equaled 93.57% and 106.72%, respectively.  In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 24.44% and 20.94%, respectively.  In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 20.98% and 16.48%, respectively.  RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which tends to mathematically result in a ratio discounted to book value.  The discounts reflected under the P/B approach were also supported by the significant premiums reflected in the Company’s P/E multiples.

3.                                      Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the $508.7 million midpoint of the valuation range, the Company’s value equaled 13.09% of pro forma assets.  Comparatively, the Peer Group companies exhibited an average P/A ratio of 15.92%, which implies a discount of 17.78% has been applied to the Company’s pro forma P/A ratio.  In comparison to the Peer Group’s median P/A ratio of 16.02%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 18.29%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).  As discussed previously, the most recently completed second-step offering was Mid-Southern Bancorp, Inc. of Indiana, which was completed in July 2018.  Mid-Southern Bancorp’s forma price/tangible book ratio at closing equaled 77.50%.  In comparison, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied premium of 28.01%.  It should be noted that Mid-Southern

IV.21

Bancorp’s second-step offering of $25.6 million was significantly smaller than HarborOne Bancorp’s midpoint second-step offering of $270.0 million.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 8, 2019, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering — including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $508,686,450 at the midpoint, equal to 50,868,645 shares at a per share value of $10.00.  The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows:

	Total Shares	Offering Shares	Exchange Shares Issued to Public Shareholders	Exchange Ratio
Shares
Maximum	58,498,942	31,050,000	27,448,942	1.7961
Midpoint	50,868,645	27,000,000	23,868,645	1.5618
Minimum	43,238,349	22,950,000	20,288,349	1.3276

Distribution of Shares
Maximum	100.00%	53.08%	46.92%
Midpoint	100.00%	53.08%	46.92%
Minimum	100.00%	53.08%	46.92%

Aggregate Market Value at $10 per share
Maximum	$584,989,420	$310,500,000	$274,489,420
Midpoint	$508,686,450	$270,000,000	$238,686,450
Minimum	$432,383,490	$229,500,000	$202,883,490

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

IV.22

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company.  The Boards of Trustees of the MHC and the Board of Directors of HONE and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company).  The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal.  Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.5618 shares of the Company’s stock for every one public share held by public shareholders.  Furthermore, based on the offering range of value, the indicated exchange ratio is 1.3276 at the minimum and 1.7961 at the maximum.  RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

IV.23